UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Power, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

July 24, 2017

Dear Stockholder:

It is my pleasure to cordially invite you to attend TerraForm Power, Inc.’s 2017 Annual Meeting of Stockholders. The meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP17 on August 10, 2017 at 4:30 P.M., Eastern Time.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. A copy of TerraForm Power, Inc.’s 2016 Annual Report to Stockholders is also enclosed for your review.

Thank you for your support of TerraForm Power, Inc.

Sincerely,

/s/ Peter Blackmore
Chairman and Interim Chief Executive Officer

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	August 10, 2017 at 4:30 P.M., Eastern Time

Place	Virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP17.

Items of Business	Proposal No. 1: Election of directors.

Proposal No. 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

Proposal No. 3:  Advisory vote on the compensation paid to our named executive officers.

Proposal No. 4:  Advisory vote on the frequency of advisory votes on compensation paid to our named executive officers.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on July 20, 2017.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on August 10, 2017. TerraForm Power, Inc.’s Proxy Statement and 2017 Annual Report to Stockholders are available at: http://www.terraformpower.com.

By Order of the Board of Directors,

July 24, 2017
Bethesda, Maryland	/s/ Peter Blackmore
Chairman and Interim Chief Executive Officer

i

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

PROXY STATEMENT

The board of directors (the “Board”) of TerraForm Power, Inc. (the “Company,” “TerraForm Power,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders to be held on August 10, 2017, at 4:30 P.M., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP17. The mailing of this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders (the “Annual Report”) will commence on or about July 24, 2017, to stockholders of record as of July 20, 2017 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the board of directors of TerraForm Power, of proxies to be voted at our Annual Meeting and at any adjournments or postponements thereof. You are receiving this Proxy Statement because you were a TerraForm Power stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the four proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:	How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement and the Annual Report are available on our website at http://www.terraformpower.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on your proxy card. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:	What do I need to do in order to be able to attend the Annual Meeting online?

A:
TerraForm Power, Inc. will be hosting the virtual Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at http://www.virtualshareholdermeeting.com/TERP17. The webcast will start at 4:30 P.M., Eastern Time on August 10, 2017. Stockholders may vote and submit questions while attending the virtual Annual Meeting online. In order to be able to enter the virtual Annual Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in street name. Instructions on how to attend and participate online are also posted online at http://www.proxyvote.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of directors;

•	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2017;

•	An advisory vote on the compensation paid to our named executive officers; and

•	An advisory vote on the frequency of advisory votes on the compensation paid to our named executive officers.

Q:	What is the board of directors’ voting recommendation?

A:	Our board of directors recommends that you vote your shares:

•
“FOR” the election of Peter Blackmore, Christopher Compton, Hanif “Wally” Dahya, Christian S. Fong, Kerri L. Fox, Edward “Ned” Hall, David Pauker, Marc S. Rosenberg and John F. Stark to serve on our board of directors until our next annual meeting or special meeting at which stockholders will vote on the composition of our board;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

•	“FOR” the advisory approval of the compensation paid to our named executive officers; and

•	In favor of a “ONE YEAR” frequency on advisory votes on compensation paid to our named executive officers.

Q:	Will Stockholders be voting to approve the Transaction Agreement with Brookfield?

A:
No. TerraForm Power will hold a separate Special Meeting of Stockholders to approve the Merger and Sponsorship Transaction Agreement (the “Sponsorship Agreement”) entered into with affiliates of Brookfield Asset Management, Inc. (“Brookfield”) on March 6, 2017 and certain related matters. Additional information regarding the Special Meeting of Stockholders to approve the Sponsorship Agreement with certain affiliates of Brookfield will be set forth in a separate proxy statement to be filed with the Securities and Exchange Commission (the “SEC”).

Q:	Who is entitled to vote?

A:	All shares owned by you as of the Record Date, which is the close of business on July 20, 2017 may be voted by you. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between Class A Shares and Class B Shares?

A:
Each Class A Share is entitled to one vote on each matter properly brought before the Annual Meeting. Each Class B Share is entitled to ten votes on each matter properly brought before the Annual Meeting.

The Class A Shares are listed on the Nasdaq Global Select Market (the “Nasdaq”). The Class B Shares are held by our controlling stockholder, SunEdison Holdings Corporation and SUNE ML1, LLC, which are wholly owned subsidiaries of SunEdison, Inc. (“SunEdison”). The Class B Shares have no economic rights and therefore no rights to any dividends TerraForm Power, Inc. may pay. The Class B Shares are not expected to be registered for public sale or listed on the Nasdaq or any other securities exchange.

On the Record Date, TerraForm Power had issued and outstanding approximately:

•	92,268,474 shares of Class A common stock; and

•	48,202,310 shares of Class B common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of TerraForm Power or to vote in person at the virtual Annual Meeting. We have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the virtual Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the virtual Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the virtual Annual Meeting. If you do not wish to vote in person or you will not be attending the virtual Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How do I vote?

A:	You may vote by one of the following methods:

Vote by Internet

Before The Meeting - Go to http://www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to http://www.virtualshareholdermeeting.com/TERP17

You may attend the virtual Annual Meeting via the Internet and vote during the virtual Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote by Phone

You may vote by dialing 1-800-690-6903.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 9, 2017. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Stockholder of Record. If you are a stockholder of record, you may vote during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet or by signing, dating and returning the proxy card, or by telephone. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the virtual Annual Meeting, you may still attend and vote at the virtual Annual Meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote during the virtual Annual Meeting, follow the online instructions provided on the proxy card to log in to http://www.virtualshareholdermeeting.com/TERP17.
•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.
•	To vote by telephone, call the toll free number found on the proxy card.
•	To vote by mail, request a paper copy of the materials and simply complete, sign and date the proxy card and return it promptly by mail.

If we receive your signed proxy card, or your vote by Internet or phone before the virtual Annual Meeting, we will vote your shares as you direct.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online during the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the virtual Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and return it promptly by mail.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 P.M., Eastern Time, on August 9, 2017.

Q:	What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:	What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the Nasdaq rules, the broker, bank or other nominee that holds your shares may generally vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

Q:	What is the voting requirement to approve each of the proposals?

A:
Nine directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Any broker, bank or other nominee that holds your shares may vote on this proposal even without instruction from you.

The advisory vote on the compensation we pay to our named executive officers requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. As an advisory vote, the proposal to approve the compensation of our named executive officers is not binding on us. However, the Compensation Committee of the Board (the “Compensation Committee”), which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions. A properly executed proxy marked “abstain” with respect to the advisory vote on the compensation we pay to our named executive officers will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast in favor of the advisory vote on the compensation we pay to our named executive officers, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.

The advisory vote on the frequency of the advisory vote on the compensation we pay to our named executive officers will be determined by a plurality of the votes cast on this matter at the Annual Meeting, either in person or represented by properly authorized proxy. As an advisory vote, the vote on the frequency of the advisory vote on the compensation we pay to our named executive officers is not binding on us. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Stockholders may also abstain from casting a vote on this proposal. A properly executed proxy marked “abstain” with respect to the advisory vote on the frequency of advisory votes on executive compensation will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be votes cast in favor of a frequency of every one, two or three years they will have no effect on this proposal. However, our Compensation Committee may consider the number of abstentions and broker non-votes when reviewing the results of the advisory vote on the frequency of the advisory vote on the compensation we pay to our named executive officers.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the inspector of election.

Q:	Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to our Secretary;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the virtual Annual Meeting and voting online during the meeting.

Please note that your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted by you at the virtual Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
TerraForm Power will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of TerraForm Power’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where may I request an additional copy of this Proxy Statement or the Annual Report?

A:
Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of the Annual Report without charge may (i) call us at 240-762-7700 or (ii) mail a request to: TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, MD 20814, Attention: Secretary, and we will promptly deliver the requested materials to you. You may also obtain the Annual Report, as well as this Proxy Statement, on the SEC’s website (http://www.sec.gov), or on our website at http://www.terraformpower.com.

Q:	Is my vote confidential?

A:
Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors and Executive Officers.

Below is a list of names, ages and a brief account of the business experience of persons who serve as our executive officers, other key officers and directors.

Name	Age	Position
Peter Blackmore	70	Interim Chief Executive Officer, Director and Chairman
Rebecca Cranna	48	Executive Vice President and Chief Financial Officer
Sebastian Deschler	46	Senior Vice President, General Counsel and Secretary
Thomas Studebaker	39	Chief Operating Officer
David Rawden	60	Interim Chief Accounting Officer
Hanif “Wally” Dahya	61	Director
Christopher Compton	68	Director
John F. Stark	66	Director
Kerri L. Fox	49	Director
Edward “Ned” Hall	58	Director
Marc S. Rosenberg	59	Director
Christian S. Fong	40	Director
David Pauker	58	Director

Peter Blackmore, Interim Chief Executive Officer, Director and Chairman

Mr. Blackmore has served as Chairman of the Board since his appointment on November 20, 2015. Mr. Blackmore has also served as our Interim Chief Executive Officer since his appointment on April 21, 2016. Mr. Blackmore was a member of SunEdison’s board of directors from 2006 until his resignation on November 20, 2015. He has also served as President, Chief Executive Officer and a member of the board of directors of ShoreTel, Inc., an Internet protocol communications company from December 2010 until his retirement in August 2013. From July 2008 until September 2010, Mr. Blackmore served as President, Chief Executive Officer and a member of the board of directors of UTStarcom, Inc., an Internet protocol company. From July 2007 to July 2008, he was President and Chief Operating Officer for UTStarcom. Before this position, Mr. Blackmore had been Executive Vice President of Unisys Corporation from February 2005 to July 2007. From 1991 through August 2004, Mr. Blackmore served in various roles at Compaq Computer Corporation, and Hewlett-Packard Company, or HP, most recently as Executive Vice President of the Customer Solutions Group at HP from May 2004 through August 2004, and as Executive Vice President of the Enterprise Systems Group at HP from 2002 to May 2004. Prior to the merger of Compaq and HP, he served as Senior Vice President of Worldwide Sales and Service of Compaq from 2000 through 2002 and Senior Vice President of Worldwide Sales and Marketing of Compaq from 1998 through 2000. Mr. Blackmore was a member of the board of directors of Multi-Fineline Electronix, Inc. from 2005 to 2008. Mr. Blackmore has significant experience in the computer and telecommunications industries. In addition, he has significant experience in China and India through his work with HP and UTStarcom. Mr. Blackmore brings to the Company extensive sales and marketing experience in consumer and related markets, including senior management responsibility. He also brings to the Company the experience obtained by his prior service as the chief executive officer of two publicly-listed companies. Mr. Blackmore also serves as the chairman of the board of directors and Interim Chief Executive Officer of TerraForm Global, Inc. (together with its subsidiaries, “Terraform Global”).

Rebecca Cranna, Executive Vice President and Chief Financial Officer

Ms. Cranna was appointed Executive Vice President and Chief Financial Officer on November 22, 2015. Ms. Cranna previously served as Senior Vice President and Chief Financial Officer, Global Asset Management, of SunEdison, a position she held since May 2015. From September 2014 to May 2015, Ms. Cranna served as Senior Vice President of Asset and Risk Management for TerraForm Power with operations responsibility for TerraForm Power’s operating power plant fleet. From September 2014 to January 2017, Ms. Cranna served as an executive officer of Silver Ridge Power, LLC (“Silver Ridge Power”), a solar power company jointly owned by an affiliate of SunEdison and Riverstone Holdings LLC with operations in seven countries, and from 2010 to 2014 she was Chief Financial Officer at Silver Ridge Power, with operations and finance responsibilities. Prior to that, she served as a Vice President of AES Corporation from 2006 to 2009, where she led the credit review group, reporting to the general counsel and board of directors, and was a Managing Director in the corporate development group focused on mergers and acquisitions. From 1992 to 2006, Ms. Cranna served at AES Corporation in various positions of increasing responsibility, focusing on greenfield power project development for coal, gas, and hydro-electric power plants, non-recourse project financings, and mergers and acquisitions across multiple geographies including Latin America, the Caribbean, Africa and the United States. Ms. Cranna holds a B.A. in Human Biology from Stanford University. The Company believes that Ms. Cranna’s extensive financial experience and history of leadership enables her to effectively supervise the Company’s financial operations. Ms. Cranna also serves as the Executive Vice President and Chief Financial Officer of TerraForm Global.

Sebastian Deschler, Senior Vice President, General Counsel and Secretary

Mr. Deschler was appointed Senior Vice President, General Counsel and Secretary in January 2014. Mr. Deschler previously served as Vice President and Head of Legal, EMEA and Latin America at SunEdison, which he joined in 2007. He played a leading role in the international expansion of SunEdison, and led a number of large and innovative debt and equity transactions that have been recognized as setting precedents for the industry. Before joining SunEdison, Mr. Deschler was an attorney at major law firms in Washington D.C., handling project finance, regulatory and corporate matters. Mr. Deschler holds a Master of Laws (LL.M.) degree from New York University, where he was a Fulbright Scholar, and a law degree from University of Bonn, Germany. He is admitted to practice law in New York, Washington D.C. and Germany.

Thomas Studebaker, Chief Operating Officer

Mr. Studebaker has served as our Chief Operating Officer since July 2016. Mr. Studebaker, age 39, is a Managing Director in AlixPartners, LLP’s (“AlixPartners”) Turnaround & Restructuring practice in the Boston office, joining the firm in 2008. Previously, he spent two years with a boutique restructuring group in Chicago and four years with PricewaterhouseCoopers in that firm’s assurance and business advisory services practice. Previously, he has acted as the Chief Financial Officer to Metro Fuel Oil Corp., as well as the Chief Financial Officer to a privately held global consulting company. Mr. Studebaker holds an MBA from the J. L. Kellogg School of Management at Northwestern University and a Bachelor of Business Administration in accounting from the University of Notre Dame. He is a certified public accountant licensed in the state of Massachusetts and a member of the Turnaround Management Association, the American Bankruptcy Institute, and the Association of Insolvency & Restructuring Advisors. Mr. Studebaker also serves as the Chief Operating Officer of TerraForm Global.

David Rawden, Interim Chief Accounting Officer

Mr. Rawden has served as our Interim Chief Accounting Officer since July 2016. Mr. Rawden, age 60, is a Director in AlixPartners’ Turnaround and Restructuring practice. He joined AlixPartners in 1990. Most recently, he was Chief Financial Officer for Career Education, a publicly traded post-secondary education company. Mr. Rawden was also Interim Chief Financial Officer for Exopack Holding, a privately held SEC registered manufacturer of flexible packaging; Chief Financial Officer for X-Rite, a private/public manufacturer of Electro/Optical color measurement devices; Chief Financial Officer for Allied Holdings, a publicly traded transportation company; Chief Financial Officer for a regional transportation and warehousing company; Chief Financial Officer for the Savannah College of Art and Design and interim Chief Financial Officer for a privately-held global sporting event company. Mr. Rawden earned a Master of Management in finance and economics from Northwestern University, and a Bachelor of Arts in accounting from Michigan State University. He is a certified public accountant in the state of Michigan. Mr. Rawden also serves as the Interim Chief Accounting Officer of TerraForm Global.

Hanif “Wally” Dahya, Director

Mr. Dahya was appointed to our Board in connection with the completion of our IPO in July 2014. Since 2007, Mr. Dahya has served as the Chief Executive Officer of the Y Company LLC, a private investment firm that specializes in restructuring distressed assets in emerging markets, focusing on telecommunications, energy, and environmental industries. Before founding the Y Company LLC, Mr. Dahya was a Partner at Sandler O’Neill & Partners LP, a full-service investment banking firm specializing in serving financing institutions, from 1991 to 1997. Prior to that, Mr. Dahya worked at EF Hutton & Company, Inc. in the Corporate Finance group, served as a Managing Director at LF Rothschild & Company, Inc., and was a Managing Director at UBS Securities Inc. Mr. Dahya is currently a member of the board of directors of New York Community Bancorp, Inc., for which he chairs the Investment Committee, and the New York Commercial Bank Credit Committee, for which he is a member of the Audit Committee, Nominating and Corporate Governance Committee, Risk Assessment Committee, Capital Adequacy Committee and Asset Liability Committee. Mr. Dahya brings valuable energy industry and public company board experience to our Board. Mr. Dahya serves as chair of the Audit Committee of the Board. Mr. Dahya also serves as director and as chair of the audit committee of TerraForm Global.

Christopher Compton, Director

Mr. Compton was elected to our Board on November 20, 2015. Mr. Compton served in various senior finance positions with Chiquita Brand International, Inc. from 1987 to 2012 after which he retired. Following his retirement, Mr. Compton has worked as an independent consultant. Mr. Compton adds an accomplished international banking, capital markets and corporate finance background to our Board and possesses extensive financial experience from his tenure with a large public company. Mr. Compton serves as a member of the Audit Committee and the Compensation Committee. Mr. Compton previously served as a member of the Corporate Governance and Conflicts Committee of the Board until the creation of the Compensation Committee on February 3, 2017. Mr. Compton also serves as a director and as a member of the audit committee of TerraForm Global.

John F. Stark, Director

Mr. Stark was appointed to our Board on November 20, 2015. Mr. Stark was previously the Chief Financial Officer of Imergy Power Systems from December 2013 to July 2016. From May 2007 to November 2013, Mr. Stark served as Chief Financial Officer of BrightSource Energy and from April 2004 to May 2007 served as Chief Financial Officer of SVB Financial Group. Prior to his employment in such roles, Mr. Stark served in a variety of senior management capacities for public and private energy companies, including serving in a number of financial and operations positions for PG&E Corp. for over twenty years. Mr. Stark is also currently a member of the board of directors of TC Pipelines, LP, a limited partnership formed to acquire, own and actively participate in the management of natural gas pipelines and related assets, for which he chairs the conflicts committee and is a member of the audit committee. Mr. Stark also currently serves on the board of directors of ASUS, a wholly-owned subsidiary of Alta Gas Services. Mr. Stark brings to the Company significant financial expertise and experience obtained from his prior service as the Chief Financial Officer for multiple public and private companies, as well as a long history of experience in the energy industry. Mr. Stark serves as a chair of the Compensation Committee and a member of the Audit Committee of the Board. Mr. Stark previously served as chair of the Corporate Governance and Conflicts Committee of the Board until the creation of the Compensation Committee on February 3, 2017. Mr. Stark also serves as a director and as a member of the compensation committee and the audit committee of the board of TerraForm Global.

Kerri L. Fox, Director

Ms. Fox, joined the Board of the Company on November 21, 2016 and has more than 20 years of experience structuring and executing financings for energy and infrastructure projects globally, including multiple wind and solar transactions. She is currently the Chief Financial Advisor to Steelhead LNG, a Vancouver-based developer of LNG export projects, and also serves on the Board of Directors of Alterra Power Corp., a Vancouver-based developer, owner and operator of wind, solar, hydro and geothermal assets. Until September 2016, Ms. Fox served as Managing Director and Head, Project Finance, North America for BBVA Securities Inc. Prior to joining BBVA, Ms. Fox ran the Global Export and Project Finance business for Fortis Capital Corp. from New York, and held various roles in the Structured and Project Finance Group at Deutsche Bank. Ms. Fox began her career as an attorney at Milbank, Tweed, Hadley & McCloy. Ms. Fox has a JD from Harvard Law School and an AB in International Relations and Russian Studies from Brown University. The Company believes that Ms. Fox’s project finance experience adds valuable financial and managerial oversight to the Board. Ms. Fox serves as a member of the Corporate Governance and Conflicts Committee of the Board.

Edward “Ned” Hall, Director

Mr. Hall, joined the Board of the Company on November 21, 2016 and also currently serves as an independent director and member of the Nominating and Governance Committee of the Board of Directors of General Cable, a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. During 2017, Mr. Hall was appointed to the Audit Committee of General Cable. Mr. Hall also serves as a non-executive director of Globeleq, the leading independent power producer in Sub-Saharan Africa. Mr. Hall is the Vice Chairman of Japan Wind Development Co., Ltd., a developer and operator of wind generation projects. From April 2013 until February 2015, Mr. Hall served as the Executive Vice President – Chief Operating Officer of Atlantic Power Corporation. Prior to Atlantic Power, Mr. Hall spent more than 24 years working in the energy sector at AES Corporation, a publicly traded global power company. While at AES Corporation, Mr. Hall held various positions including Managing Director, Global Business Development from 2003 to 2005; President, Wind Generation from 2005 to 2008; President, North America from 2008 to 2011; and Chief Operating Officer, Global Generation from 2011 to 2013. Mr. Hall previously served as a chairman of the board of directors of the American Wind Energy Association and as member of its board of directors. Mr. Hall holds a Master of Science degree in Management from MIT Sloan School of Management and a Bachelor of Science in Mechanical Engineering from Tufts University. Mr. Hall brings an accomplished background in the energy industry to our Board. Mr. Hall serves as chair of the Corporate Governance and Conflicts Committee and as a member of the Compensation Committee of the Board.

Marc S. Rosenberg, Director

Mr. Rosenberg, joined the Board of the Company on November 21, 2016, and previously spent over 23 years as a partner at Cravath, Swaine & Moore LLP, where he founded and co-chaired the firm’s Corporate Governance and Board Advisory Practice. Prior to his retirement in 2013, Mr. Rosenberg advised boards of directors, board committees and senior management in connection with crisis management, governmental investigations, corporate governance matters and other special situations. Mr. Rosenberg’s legal practice also included extensive experience in mergers and acquisitions, financings and other corporate transactions. He currently serves as a Director Emeritus at New York Lawyers for the Public Interest, and previously served as a Director from 2011 to 2014. Mr. Rosenberg holds a J.D., from Harvard Law School, magna cum laude, and an A.B. from Princeton University, summa cum laude. Mr. Rosenberg adds legal expertise and an accomplished background in corporate governance to our Board. Mr. Rosenberg serves as a member of the Corporate Governance and Conflicts Committee of the Board.

Christian S. Fong, Director

Mr. Fong joined the Board of the Company on February 12, 2017. Mr. Fong has served as the Chief Executive Officer of Fong Management, LLC, where he serves as an executive to real asset, cleantech and financial services firms. Mr. Fong co-founded Renewable Energy Trust Capital (“RET”) in 2010 and served in multiple executive roles through 2016, including as RET’s Chief Operating Officer, Chief Investment Officer, Chief Financial Officer and Director. Prior to founding RET, Mr. Fong was a Managing Director and Head of Real Estate Capital Markets at AEGON / Transamerica and previously served as CEO of Corridor Recovery, Inc, as a consultant at McKinsey & Co, and as a candidate for Governor of Iowa. Mr. Fong holds an MBA with High Distinction from Dartmouth College’s Tuck School of Business, and a B.S. in Statistics, summa cum laude, from Creighton University. He has earned the chartered financial analyst and certified commercial investment member designations. Mr. Fong adds financial expertise and valuable experience in the energy industry to our Board. Mr. Fong serves as a member of the Audit Committee and the Corporate Governance and Conflicts Committee of the Board.

David Pauker, Director

Mr. Pauker, joined the Board of the Company on December 20, 2016. David Pauker has more than 25 years of experience as a financial consultant and turnaround manager specializing in underperforming companies. From 2002 to 2015, Mr. Pauker was the executive managing director of Goldin Associates, LLC, a leading national restructuring advisory firm. At Goldin, Mr. Pauker was a senior advisor to institutional investors, lenders and management in connection with companies in consumer products, energy & natural resources, financial services, manufacturing, media & telecommunications, real estate, retail, textile & apparel and other industries. He has served as Interim Chief Executive Officer, Chief Operating Officer or Chief Restructuring Officer for numerous companies undergoing significant transition and has advised clients in connection with the restructurings of Boston Generating, Calpine, Mirant, Northwestern, NRG, Power Company of America and SemGroup. He is a Fellow of the American College of Bankruptcy and a member of the board of directors of Lehman Brothers, appointed pursuant to the Lehman bankruptcy plan. He has frequently been ranked among leading U.S. restructuring advisors. Mr. Pauker is a graduate of Cornell University and Columbia University School of Law. Mr. Pauker brings legal, financial and restructuring expertise to our Board. Mr. Pauker serves as a member of the Corporate Governance and Conflicts Committee of the Board.

Board Leadership Structure

Our Board consists of nine members. The Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management. Following the end of each year, our Board will conduct an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

For purposes of the applicable stock exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. SunEdison controls more than 50% of the combined voting power of our common stock and, as a result, has and will continue to have the right to designate a majority of the members of our Board for nomination for election and the voting power to elect such directors.

Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committee. We currently rely on the exceptions with respect to establishing a nominating committee and annual performance evaluations of such committee. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the applicable Nasdaq rules, which require that our Audit Committee be composed of at least three members, each of whom is independent. In addition, we maintain a Corporate Governance and Conflicts Committee and a Compensation Committee, which are each comprised of at least three independent directors. Four of our directors (Messrs. Blackmore, Compton, Dahya and Stark) are also directors of TerraForm Global, Inc.

We believe Messrs. Compton, Dahya, Fong, Hall, Pauker, Rosenberg and Stark and Ms. Fox qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq.

Information regarding the Board and its Committees

The standing committees of our Board consists of an Audit Committee, a Corporate Governance and Conflicts Committee and a Compensation Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The following table provides the current membership and fiscal year 2016 meeting information for each committee of the Board.

Name	Audit	Corporate Governance & Conflicts	Compensation
Hanif “Wally” Dahya	Chairperson	-	-
Christopher Compton	Member	-	Member
John F. Stark	Member	-	Chairperson
Kerri L. Fox	-	Member	-
Edward “Ned” Hall	-	Chairperson	Member
Marc S. Rosenberg	-	Member	-
Christian S. Fong	Member	Member	-
David Pauker	-	Member	-
Total meetings held in fiscal year 2016	19	82	N/A (1)

(1)	The Compensation Committee was designated after the end of 2016.

The Board met 20 times during 2016. Each board member attended at least 75% of the meetings of the board and applicable committees held in fiscal 2016 during the period for which such member was a director and/or committee member with the exception of Mr. Hall and Mr. Pauker. Mr. Hall was elected to the Board on November 21, 2016 and was unable to attend one of the three board meetings held during 2016 after his appointment due to a scheduling conflict. Mr. Pauker was elected to the Board on December 20, 2016 and was unable to attend the only board meeting held during 2016 after his appointment due to a scheduling conflict.

The Company did not hold an annual meeting of stockholders during 2016. As such, the Annual Meeting will be our first meeting of stockholders since the 2015 annual meeting of stockholders held on June 2, 2015. All of the then current members of the Board attended the June 2, 2015 annual meeting of stockholders.

Directors are invited and encouraged to attend the Company’s annual meeting of stockholders. A director who is unable to attend the Company’s annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chairman of the Board in advance of the meeting.

Below is a description of each committee of the Board:

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by it, (ii) overseeing our independent registered public accounting firm’s qualifications, independence and performance, (iii) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, (iv) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, and (vi) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Dahya, Compton, Stark and Fong. We believe that Messrs. Dahya, Compton, Stark and Fong qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq with respect to audit committee membership. We also believe that Mr. Dahya qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Dahya has been designated as the chairperson of the Audit Committee. Our Board has adopted a written charter for the Audit Committee which is available on our corporate website, http://www.terraformpower.com.

Corporate Governance and Conflicts Committee

Our Corporate Governance and Conflicts Committee is responsible for, among other matters: (i) developing and reviewing the Company’s corporate governance guidelines, including recommending any changes to the Board, (ii) reviewing and approving potential conflict transactions between the Company and any affiliated parties, including SunEdison and certain of its subsidiaries, with respect to acquisitions of assets and other transactions, including the evaluation of acquisition opportunities presented to the Company pursuant to the Project Support Agreement (as defined below), (iii) making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees, (iv) overseeing, coordinating and developing guidelines for evaluations of the Board, each of its committees and management, and developing guidelines for such evaluations, (v) reviewing and reporting to the Board regarding potential conflicts of interest of directors, and (vi) providing leadership and guidance to the Board and to the Company regarding other matters of corporate governance. On March 25, 2016, in anticipation of and in connection with a bankruptcy filing by SunEdison, the Board delegated to the Corporate Governance and Conflicts Committee the power and authority to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison, including actions to protect the Company’s contractual and other rights and otherwise to preserve the value of the Company and its assets. In addition, on June 30, 2016, the Board delegated to the Corporate Governance and Conflicts Committee the Board’s power and authority with respect to compensation for our executive officers and directors, including relating to base compensation, director fees, bonuses, merit adjustments, annual incentive compensation, awards of restricted stock units and equity-based compensation. This power and authority was subsequently delegated to the Compensation Committee on February 3, 2017.

Our Corporate Governance and Conflicts Committee consists of Ms. Fox and Messrs. Fong, Hall, Pauker and Rosenberg. We believe Ms. Fox and Messrs. Fong, Hall, Pauker and Rosenberg qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq. Mr. Hall has been designated as the chairperson of the Corporate Governance and Conflicts Committee. Our Board has adopted a written charter for the Corporate Governance and Conflicts Committee which is available on our corporate website, http://www.terraformpower.com.

LLC Conflicts Committee

On June 1, 2016, TerraForm Power, Inc., acting in its capacity as the sole managing member of TerraForm Power, LLC (“Terra LLC”), adopted an amendment (the “LLC Agreement Amendment”) to the Amended and Restated Limited Liability Company Agreement of Terra LLC, dated as of July 23, 2014 (as amended from time to time, the “Terra LLC Agreement”). Pursuant to the LLC Agreement Amendment, until the first annual meeting of the Company’s stockholders held after December 31, 2016, the Company delegated to an independent conflicts committee (the “LLC Conflicts Committee”) the exclusive power to exercise all of its rights, powers and authority as the sole managing member of Terra LLC to manage and control the business and affairs of Terra LLC and its controlled affiliates relating to or involving SunEdison and any of its affiliates (other than the Company and its controlled affiliates).

The LLC Agreement Amendment was approved and authorized by the Company’s Conflicts Committee pursuant to the power and authority delegated to it by resolutions of the Board dated March 25, 2016 authorizing the Conflicts Committee, in anticipation of and in connection with a bankruptcy filing by SunEdison, to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison, including actions to protect the Company’s contractual and other rights and otherwise to preserve the value of the Company and its assets. The decision to delegate authority to the Conflicts Committee with respect to these SunEdison related matters was taken by the Board in light of the obligation that material matters relating to SunEdison be approved by the Conflicts Committee. On June 1, 2016, the Board reaffirmed the power and authority delegated to the Conflicts Committee with respect to these SunEdison related matters by ratifying the adoption of the LLC Agreement Amendment.

The current members of the LLC Conflicts Committee are Ms. Fox and Messrs. Fong, Hall, Pauker and Rosenberg. Mr. Hall has been designated as the chairperson of the LLC Conflicts Committee. New members may be appointed (i) by a majority of LLC Conflicts Committee members then in office or (ii) by the Company (in its capacity as managing member of Terra LLC) with the approval of the holders of a majority of the outstanding shares of Class A common stock of TerraForm Power, Inc., excluding any such shares held, directly or indirectly, by SunEdison or any of its affiliates.

Each member of the LLC Conflicts Committee must satisfy, in the determination of the LLC Conflicts Committee, the Nasdaq Global Select Market standards for “independent directors” and nominations committee members.

The delegation of exclusive power and authority to the LLC Conflicts Committee under the LLC Agreement Amendment may not be revoked and the members of the LLC Conflicts Committee may not be removed, other than by a written instrument signed by the Company, acting in its capacity as managing member of Terra LLC, with either (i) the written consent of a majority of the LLC Conflicts Committee members then in office, or (ii) Independent Shareholder Approval.

Compensation Committee

As a controlled company, we are not required to establish a compensation or nominating committee under the Nasdaq rules. While the Company remains able to rely upon such exceptions, on February 3, 2017, the Board created a Compensation Committee of the Board.

The Compensation Committee is responsible for, among other matters: (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, (ii) determining, or recommending to the Board for determination, the Chief Executive Officer’s compensation level based on this evaluation, (iii) determining, or recommending to the Board for determination, the compensation of directors and all other executive officers, (iv) discharging the responsibility of the Board with respect to the Company’s incentive compensation plans and equity-based plans, (v) overseeing compliance with respect to compensation matters, (vi) reviewing and approving severance or similar termination payments to any current or former executive officer of the Company, and (vii) preparing an annual Compensation Committee Report, if required by applicable SEC rules.

Our Compensation Committee consists of Messrs. Hall, Stark and Compton. We believe that Messrs. Hall, Stark and Compton qualify as independent directors according to the rules and regulations of the SEC and Nasdaq. Mr. Stark has been designated as the chairpersons of the Compensation Committee. Our Board has adopted a written charter for the Compensation Committee which is available on our corporate website, http://www.terraformpower.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of TerraForm Power, Inc. With the exception of Mr. Blackmore, our Chairman and Interim Chief Executive Officer, who also serves as the Chairman and Interim Chief Executive Officer of TerraForm Global, Inc., none of the Company’s executive officers serves or has served on the board of directors, conflicts committee or compensation committee of any entity that has one or more executive officers serving on our Board, Corporate Governance and Conflicts Committee or Compensation Committee during the most recently completed fiscal year.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight Management

The Board oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The Board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Board oversees risk related to compensation policies. Our Corporate Governance and Conflicts Committee also considers and addresses risk as it performs its respective committee responsibilities. Both standing committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Stockholder Communications with our Board of Directors

Stockholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific committee of our Board or a director c/o our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. Our Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our Chief Executive Officer and our Chief Financial Officer. Our Code of Business Conduct is available on our website at http://www.terraformpower.com. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct that apply to our principal executive officer and financial and accounting officers by posting the required information on our website.

Conflicts of Interest Policy

Our Board has adopted a Conflicts of Interest Policy that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Our Conflicts of Interest Policy is available on our website at http://www.terraformpower.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements with the exception of the following untimely filings:

Name	Form	Filing Date	Date of Reportable Transaction
Rebecca Cranna	4	5/30/2017	3/10/2016
David Pauker	4	1/5/2017	12/20/2016
David Pauker	3	1/5/2017	12/20/2016
Gregory Scallen	4	12/29/2016	12/22/2016
Kerri L. Fox	4	12/1/2016	11/21/2016
Marc S. Rosenberg	4	12/1/2016	11/21/2016
Edward “Ned” Hall	4	12/1/2016	11/21/2016
Sebastian Deschler	4	11/23/2016	11/18/2016
Rebecca Cranna	4	11/23/2016	11/18/2016
Ilan Daskal	3	4/11/2016	3/30/2016

DIRECTOR COMPENSATION

Any officers or employees of SunEdison who also served as our directors during 2016 did not receive additional compensation for their service as one of our directors. Our directors who are not officers or employees of us or SunEdison are entitled to compensation for their service as “non-employee directors” as set by our Board.

As determined by our Board, our directors were entitled to the following fees for their service on our Board and its committees during 2016:

•	$50,000 annual board of directors cash retainer;
•	$20,000 additional annual cash retainer for the Chairman of the Audit Committee;
•	$7,500 additional annual cash retainer for all other members of the Audit Committee;
•	$12,500 additional annual cash retainer for the Chairman of the Corporate Governance and Conflicts Committee; and
•	$5,000 additional annual cash retainer for all other members of the Corporate Governance and Conflicts Committee.

Due to delays in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company did not hold an annual meeting during 2016. On June 30, 2016, the members of the Board authorized the Company to pay annual cash retainers to the non-employee directors as if the annual meeting of stockholders had been held on June 30, 2016. In addition, certain non-employee directors who were elected to the Board after June 30, 2016 received the full relevant cash retainers upon joining the Board and, upon their appointment to Committees in early 2017, the relevant Committees.

On February 16, 2017, the members of the Board, upon the recommendation of the Compensation Committee, increased the annual cash retainer payable to the Chairman of the Corporate Governance and Conflicts Committee from $12,500 to $15,000 and established a $12,500 additional annual cash retainer for the Chairman of the Compensation Committee and a $5,000 additional annual cash retainer for all other members of the Compensation Committee. In addition, as described below, due to delays in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and holding an annual meeting of stockholders during 2017, the Board authorized certain interim cash fees for the members of the Board for the period from May 25, 2017 through August 24, 2017.

In addition, certain of our directors who are not employees of us or SunEdison have been awarded restricted stock units (“RSUs”) for shares of our common stock on an annual basis (based on the date of the annual stockholder meeting for each year) in connection with their Board service. RSUs were generally awarded in an amount such that the number of underlying shares of common stock had a total value of $150,000 on the date the award was granted (rounded up to the nearest 100 shares). Due to delays in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company did not hold an annual meeting during 2016. On June 30, 2016, the members of the Board authorized the Company to issue RSUs to the non-employee directors as if the Company’s annual meeting of stockholders for 2016 had been held on June 30, 2016. Pursuant to the terms of the RSU award agreements, these RSUs vested in full on May 25, 2017. In addition, certain non-employee directors were elected to the Board after June 30, 2016. These directors were awarded RSUs in an amount such that the number of underlying shares of common stock had a total value of $150,000 on the dates their respective awards were granted (rounded to the nearest 100 shares). Pursuant to the terms of the relevant RSU award agreements, these RSUs also vested in full on May 25, 2017.

Each member of our Board will be indemnified for their actions associated with being a director to the fullest extent permitted under Delaware law.

2016 Director Compensation.

The following table sets forth information about the compensation of each person who served as an outside director during the 2016 fiscal year.

Name	Fees Earned or Paid in Cash($) (1)	Stock Award ($) (2)	Option Awards ($)	Total ($)
Hanif “Wally” Dahya	75,000	156,000	-	231,000
Peter Blackmore	50,000	156,000	-	206,000
Christopher Compton	62,500	156,000	-	218,500
John F. Stark	70,000	156,000	-	226,000
Kerri L. Fox	50,000	149,725	-	199,725
Edward “Ned” Hall	50,000	149,725	-	199,725
Marc S. Rosenberg	50,000	149,725	-	199,725
David Pauker	50,000	150,345	-	200,345
Ahmad Chatila (3)	-	-	-	-
Ilan Daskal (3)	-	-	-	-
David Ringhofer (3)	-	-	-	-
Gregory Scallen (3)	-	-	-	-
David Springer (3)	-	-	-	-
Martin Truong (3)	-	-	-	-
Brian Wuebbels (3)	-	-	-	-

(1)
The amounts for Messrs. Dahya, Blackmore, Compton and Stark reflect fees paid on July 21, 2016 for Board service as if the Company’s annual meeting of stockholders for 2016 had been held on June 30, 2016. The amounts for Messrs. Hall and Rosenberg and Ms. Fox reflect fees paid on December 9, 2016 for Board service as if the Company’s annual meeting of stockholders for 2016 had been held on June 30, 2016 and such directors were members of the Board on such date. The amount for Mr. Pauker reflects fees earned in 2016 but paid on March 8, 2017 for Board service as if the Company’s annual meeting of stockholders for 2016 had been held on June 30, 2016 and Mr. Pauker was a member of the Board on such date.

(2)
This amount represents the aggregate grant date fair value of the RSUs granted to each director, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and determined by multiplying the number of RSUs granted by the fair market value of the Company’s common stock on the grant date.

(3)
Messrs. Chatila, Daskal, Ringhofer, Scallen, Springer, Truong and Wuebbels are or were employees of SunEdison at the time of their service on our board of directors and did not receive any additional compensation for service on the Company’s Board. Messrs. Springer and Truong resigned from the Board effective December 20, 2016 and August 30, 2016, respectively. Messrs. Daskal and Chatila resigned from the Board effective June 24, 2016 and May 26, 2016, respectively. Mr. Wuebbels resigned as our President and Chief Executive Officer and from his position as a member of the Board effective March 30, 2016.

Director Equity Outstanding at Fiscal Year-End

The following table summarizes equity awards outstanding as of December 31, 2016 for each director.

Name	Stock Awards Number of Shares or Units of Stock That Have Not Vested	Option Awards Number of Securities Underlying Unexercised Options
Hanif “Wally” Dahya	12,000	-
Peter Blackmore	12,000	-
Christopher Compton	12,000	-
John F. Stark	12,000	-
Kerri L. Fox	11,300	-
Edward “Ned” Hall	11,300	-
Marc S. Rosenberg	11,300	-
David Pauker	11,700	-
Ahmad Chatila (1)	-	-
Ilan Daskal (1)	-	-
David Ringhofer (1)	5,120	-
Gregory Scallen (1)	2,512	-
David Springer (1)	15,834	-
Martin Truong (1)	15,434	-
Brian Wuebbels (1)	64,834	-

(1)
Messrs. Chatila, Daskal, Ringhofer, Scallen, Springer, Truong and Wuebbels were awarded RSUs in their capacity as employees of SunEdison. SunEdison employees do not receive any additional compensation for serving on the Company Board and were not awarded any RSUs for serving in this capacity. The unvested RSUs listed for Messrs. Truong and Wuebbels do not include 1,500 RSUs and 12,500 RSUs, respectively, whose vesting or forfeiture is in dispute and which the Company has not delivered to Messrs. Truong and Wuebbels.

2017 Director Compensation.

Compensation for New Directors and Committee Members

Mr. Fong was elected to the Board effective February 12, 2017. On February 26, 2017, Mr. Fong was appointed as a member of the Conflicts Committee and a member of the Audit Committee. As such, the members of the Board, upon the recommendation of the Compensation Committee, authorized, and the Company subsequently paid Mr. Fong, $50,000 for his board service until the Company’s next annual meeting, $7,500 for his service as a member of the Audit Committee until the Company’s next annual meeting and $5,000 for his service as a member of the Conflicts Committee until the Company’s next annual meeting. Mr. Fong was also awarded 12,800 RSUs at the time of his election to the Board. These RSUs vested in accordance with their terms on May 25, 2017.

On February 3, 2017, the Board established the Compensation Committee and appointed Messrs. Compton, Hall and Stark as the members of the Compensation Committee. Mr. Stark was appointed as the Chairperson of the Compensation Committee. The members of the Board, upon the recommendation of the Compensation Committee, authorized, and the Company subsequently paid Mr. Stark, $12,500 for his service as the Chairperson of the Compensation Committee until the Company’s next annual meeting and each of Messrs. Compton and Hall $5,000 for their respective service as members of the Compensation Committee until the Company’s next annual meeting.

Also on February 3, 2017, the Board reconstituted the Conflicts Committee to consist of four members, Ms. Fox and Messrs. Hall, Rosenberg and Pauker. The Conflicts Committee was increased to five members on February 26, 2017, upon the appointment of Mr. Fong as a member of the Conflicts Committee. Mr. Hall was appointed as the Chairperson of the Conflicts Committee. The members of the Board, upon the recommendation of the Compensation Committee, authorized, and the Company subsequently paid Mr. Hall $15,000 for his service as the Chairman of the Conflicts Committee until the Company’s next annual meeting and each of Ms. Fox and Messrs. Rosenberg, Pauker and Fong $5,000 for their respective service as members of the Conflicts Committee until the Company’s next annual meeting. For purposes of determining the fees described in this section Compensation for New Directors and Committee Members, the Board tentatively assumed that the Company’s next annual meeting would occur on May 25, 2017.

Cash Awards for the Period from May 25, 2017 through August 24, 2017 and Thereafter

Due to the delay in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company has not yet held an annual meeting of stockholders for 2017. On June 13, 2017, the members of the Board authorized, and the Company subsequently paid, cash compensation of $50,000 to each of our current directors, Ms. Fox and Messrs. Blackmore, Compton, Dahya, Fong, Hall, Pauker, Rosenberg and Stark, for their board service for the interim period from May 25, 2017 through August 24, 2017. The $50,000 in quarterly cash compensation represented one fourth of the regular annual compensation of $200,000 (cash retainer and RSUs) paid to non-employee directors. In addition, on June 16, 2017 the members of the Board authorized, and the Company subsequently paid, prorated quarterly cash compensation for our directors’ service on the relevant committees for the interim period from May 25, 2017 through August 24, 2017. As such, the Company (i) paid Mr. Dahya a fee of $5,000 for his service as the Chairperson of the Audit Committee for such period and each of Messrs. Compton, Stark and Fong a fee of $1,875 for their respective service as members of the Audit Committee for such period, (ii) paid Mr. Hall a fee of $3,750 for his service as the Chairperson of the Corporate Governance and Conflicts Committee for such period and each of Ms. Fox and Messrs. Fong, Pauker and Rosenberg a fee of $1,250 for their respective service as members of the Corporate Governance and Conflicts Committee for such period and (iii) paid Mr. Stark a fee of $3,125 for his service as the Chairperson of the Compensation Committee for such period and each of Messrs. Hall and Compton a fee of $1,250 for their respective service as members of the Compensation Committee for such period. No RSUs were awarded for the directors’ service during this interim period.

In light of the pendency of the Sponsorship Transaction, the Board’s current intention is to continue to make quarterly cash payments to directors in the same amounts as were approved on May 25, 2017, on each quarterly anniversary of that date, and not to award additional RSUs.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section we provide an explanation and analysis of the material elements of the compensation for our named executive officers for the 2016 fiscal year. Except as noted herein, such compensation was determined by our controlling stockholder, SunEdison, rather than by the Board and Conflicts Committee of the Company. The purpose of this discussion is to provide context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow. During the fiscal year ended December 31, 2016, there were six individuals who served as named executive officers of the Company. Mr. Brian Wuebbels served as our President and Chief Executive Officer until his resignation on March 30, 2016. In connection with Mr. Wuebbels’ resignation, the Board delegated all of the powers, authority and duties vested in the President and Chief Executive Officer to our Chairman of the Board, Mr. Peter Blackmore. From March 30, 2016 until April 21, 2016, Mr. Blackmore served as the chairman of the Office of the Chairman. On April 21, 2016, the Board dissolved the Office of the Chairman and Mr. Blackmore was appointed as our Interim Chief Executive Officer. On June 30, 2016 Mr. Thomas Studebaker was appointed as our Chief Operating Officer and Mr. David Rawden was appointed as our Interim Chief Accounting Officer. For all of 2016, Ms. Rebecca Cranna served as our Executive Vice President and Chief Financial Officer and Mr. Sebastian Deschler served as our Senior Vice President, General Counsel and Secretary.

Background to our 2016 Named Executive Officer Compensation

We did not employ any of our named executive officers until December 2016. Instead, except for our Chairman and Interim Chief Executive Officer, our named executive officers were employed and compensated by our controlling stockholder, SunEdison, or a subsidiary of SunEdison or, in the case of our Chief Operating Officer and our Interim Chief Accounting Officer, by a third-party consulting company. While certain of our named executive officers became employees of the Company in December of 2016, the Company did not pay any cash compensation to such named executive officers until January 2017, except for certain retention payments described further below. The ultimate responsibility and authority for compensation-related decisions for our named executive officers who were employees of SunEdison resided with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any compensation decisions were not subject to any approvals by our Board or any committees thereof. Moreover, because we are a controlled company under Nasdaq Rule 5615(c), we were not required to establish a compensation committee.

In light of perceived financial difficulties at SunEdison, we began developing a contingency operating plan in January 2016. On February 27, 2016, the Company engaged AlixPartners, LLP (“AlixPartners”) to provide financial advisory and consulting services to the Conflicts Committee. SunEdison filed for bankruptcy on April 21, 2016. In May 2016, following the SunEdison Bankruptcy, we initiated a strategic review process which included, among other things, a review of the executive compensation previously determined by SunEdison and the exploration of a retention program for key employees, including our senior management. On June 30, 2016, our Board determined that it was in the best interest of the Company for the compensation of our executive officers to be determined by an independent committee of the Board and delegated the power and authority of the Board with respect to compensation for executive officers, including relating to base compensation, bonuses, merit adjustments, annual incentive compensation, awards of restricted stock units and equity-based compensation, to our Conflicts Committee. On August 29, 2016, the Board determined that the Conflicts Committee may be treated as the Company’s ‘compensation committee’ for disclosure purposes with respect to the year ended December 31, 2016 to the extent the Conflicts Committee exercised authority with respect to certain compensation matters during the 2016 fiscal year. On February 3, 2017, the Board created and designated our Compensation Committee. However, our Compensation Committee was created after the end of the 2016 fiscal year and thus was not responsible for, and did not participate in, the determination of compensation for our named executive officers in 2016. The Conflicts Committee’s determinations of compensation for our named executive officers in 2016 were made prior to the reconstitution of the Conflicts Committee on February 3, 2017.

Compensation Philosophy and Objectives for 2016

The objective of our executive compensation for 2016 was principally to retain and motivate our senior executives following the SunEdison Bankruptcy. Our payment of equity-based compensation was designed to incentivize our senior executives to preserve and defend stockholder value in light of potential claims against the Company in the SunEdison Bankruptcy and the uncertainty and operational challenges we faced as we transitioned away from reliance on SunEdison for management, corporate and accounting services, employees, critical systems and information technology infrastructure, and the operation, maintenance and asset management of our renewable energy facilities. Our payment of equity-based compensation was also designed to ultimately incentivize our senior executives to maximize stockholder value through our exploration of strategic alternatives. In addition, our senior executives are rewarded for the accomplishment of corporate strategic objectives and the accomplishment of individual goals through the payment of discretionary cash bonuses.

Details of the Elements of Our Named Executive Officer’s 2016 Compensation

Mr. Wuebbels

All 2016 compensation for Mr. Wuebbels was determined prior to the SunEdison Bankruptcy by our controlling stockholder, SunEdison, or a subsidiary of SunEdison. The ultimate responsibility and authority for the compensation-related decisions for Mr. Wuebbels resided with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any compensation decisions for Mr. Wuebbels were not subject to any approvals by our Board or any committees thereof. As such, this Compensation and Discussion Analysis does not include a discussion of the elements of 2016 compensation for Mr. Wuebbels.

Mr. Blackmore

Mr. Blackmore does not receive compensation for his service as our Interim Chief Executive Officer. All compensation disclosed for Mr. Blackmore in our 2016 Summary Compensation Table represent fees or RSUs awarded to Mr. Blackmore for his service as a member of our Board. Because Mr. Blackmore does not receive compensation for his service as our Interim Chief Executive Officer, this Compensation and Discussion Analysis does not include a discussion of the elements of 2016 compensation for Mr. Blackmore.

Messrs. Studebaker and Rawden

Messrs. Studebaker and Rawden were appointed to serve as our Chief Operating Officer and Interim Chief Accounting Officer, respectively, pursuant to an engagement letter (the “Engagement Letter”) between the Company and AP Services, LLC (“APS”), an affiliate of AlixPartners. Pursuant to the terms of the Engagement Letter, the Company compensates APS for its services and reimburses APS for its expenses, with an hourly rate of $950 as compensation for the performance of Mr. Studebaker as Chief Operating Officer and an hourly rate of $830 as compensation for the performance of Mr. Rawden as Interim Chief Accounting Officer. APS may also receive a discretionary success fee determined by the Chief Executive Officer of the Company based on the outcome of the engagement and the Chief Executive Officer’s view of the Chief Operating Officer and Interim Chief Accounting Officer’s performance. The success fee is expected to be in the range of $1 million to $2 million for good or expected performance, with the possibility of additional amounts paid for exceptional performance. The Company may also be obligated to pay APS a break fee of $1 million if the engagement of APS or the services of Mr. Studebaker are terminated under certain circumstances.

From the time of Mr. Rawden and Mr. Studebaker’s appointment as officers of the Company in June of 2016 through the end of the fiscal year ended December 31, 2016, Mr. Rawden accrued $616,897.50 in fees for services billed to the Company and Mr. Studebaker accrued $652,697.50 in fees for services billed to the Company. Messrs. Studebaker and Rawden are not directly compensated by the Company. Messrs. Studebaker and Rawden are not employees of the Company and do not receive a salary or any equity-based compensation from the Company and are not eligible for any retention payments, benefits or severance offered by the Company to its employees or senior executives, except for the break fee payable to APS under certain circumstances as described above.

Ms. Cranna and Mr. Deschler

Base Salary

The payment of a base salary enables us to attract and retain executives by establishing minimum compensation levels. Given the uncertainty surrounding the Company following the SunEdison Bankruptcy, we determined that a portion of the 2016 compensation of our named executive officers should be paid in cash to ensure retention of our senior management.

The 2016 base salaries of Ms. Cranna and Mr. Deschler and certain perquisites of Mr. Deschler were originally determined by the SunEdison compensation committee and the chief executive officer of SunEdison. However, following the SunEdison Bankruptcy, the Conflicts Committee asked a third party advisor to review the base salary paid to Ms. Cranna and Mr. Deschler. In April 2016, this third party advisor engaged in a benchmarking process that compared the compensation of similarly-leveled roles at twelve peer competitors that had public information available for executive compensation. The peer group consisted of yieldcos, MLPs and other similar energy companies. The twelve companies included in the peer group were 8point3 Energy Partners, Algonquin Power & Utilities Corp, Atlantic Power Corp, Boralex Inc, BreitBurn Energy Partners LP, Capital Power Corp, Legacy Reserves LP, Natural Resource Partners LP, NextEra Partners, Northland Power Inc., NRG Yield and Pattern Energy. The third party advisor reviewed the market capitalization, revenue, EBITDA and operating cash flow of the peer group and determined that TerraForm Power’s corresponding financial metrics fell within those of the peer group. The third party advisor determined that Ms. Cranna and Mr. Deschler’s base salaries were within the range of publicly disclosed base salaries for similarly leveled roles at the peer group. The Company’s human resources department also reviewed certain benchmarking data that was made available from Aon Hewitt to analyze geographical variances in peer compensation. Based on this analysis and the Conflict Committee’s individual review of the compensation levels, the Conflicts Committee determined that the 2016 base salary of Ms. Cranna and Mr. Deschler and certain perquisites of Mr. Deschler should remain generally unchanged from the amounts initially determined by SunEdison, which is reflected in the compensation arrangements described further below.

2016 Retention Payments

Because of its financial difficulties and the resulting Bankruptcy, SunEdison, as the Company’s controlling stockholder, did not pay bonuses to our named executive officers or any other employees for their services performed for the Company during 2015. In light of this failure and the importance of retaining and motivating key personnel, the Company, in April 2016 approved the grant of retention cash awards to Ms. Cranna and Mr. Deschler, among others. Ms. Cranna received a retention award of $299,361 and Mr. Deschler received a retention award of $216,930. The retention payments were payable in cash and vested in equal installments on May 31, 2016, September 30, 2016 and March 31, 2017. The amounts presented in the 2016 Summary Compensation Table reflect the vesting and payment of the first two installments of the retention payments. The third installment of the 2016 retention payment for Ms. Cranna and Mr. Deschler vested on March 31, 2017 and was paid out thereafter.

Equity-Based Compensation

The payment of equity-based compensation aligns the incentives of our senior management and our stockholders. During 2016, the payment of equity-based compensation provided incentives to Ms. Cranna and Mr. Deschler to preserve stockholder value in the aftermath of the SunEdison Bankruptcy. On October 26, 2016, the Conflicts Committee determined that certain key employees, including Ms. Cranna and Mr. Deschler, should be granted equity-based compensation. The equity-based compensation was granted in the form of RSUs which vest upon a time-based schedule. Pursuant to this schedule, the RSUs will vest 25% on the first and second anniversary of the grant date and 50% on the third anniversary of the grant date. As has been the general practice of the Company when granting RSUs, under the terms of the relevant RSU Award Agreements, these RSUs will vest in full upon a change in control. The Conflicts Committee determined this vesting schedule created appropriate long-term incentives for senior management while balancing the need to retain key personnel.

In determining the amount of equity-based compensation paid to Ms. Cranna and Mr. Deschler, the Conflicts Committee reviewed benchmarking data based on researched best practices and how similar sized companies handle annual equity grants.

On November 18, 2016, the Company awarded Ms. Cranna 8,528 RSUs worth $116,151 based on the closing price of TerraForm Power’s Class A common stock on that day, and Mr. Deschler 6,180 RSUs worth $84,172 based on the closing price of TerraForm Power’s Class A common stock on that day, all under the Company’s 2014 Second Amended and Restated Long-Term Incentive Plan. Based upon the closing stock price of TerraForm Power, Inc.’s Class A common stock on December 31, 2016, the accelerated vesting of these RSUs would result in a payment of $109,243.68 to Ms. Cranna and a payment of $79,165.80 to Mr. Deschler. As described under “Potential Payment Upon Termination or Change in Control” below, based upon a valuation of the acceleration of Ms. Cranna and Mr. Deschler’s outstanding RSAs and RSUs calculated based on the closing price on December 31, 2016 of SunEdison common stock, TerraForm Power, Inc. Class A common stock and TerraForm Global, Inc. Class A common stock, as applicable, Ms. Cranna would be entitled to $1,552,239 upon a change in control and Mr. Deschler would be entitled to $1,671,375. The actual amount received by Ms. Cranna and Mr. Deschler upon the sale of shares received under RSAs and RSUs would depend on the actual market value at the time of such sale.

Letter Agreements Regarding Accelerated Vesting

In July 2016, each of the Company and TerraForm Global entered into a letter agreement with each of Ms. Cranna and Mr. Deschler (collectively, the “July 2016 Letter Agreements”), which provide for accelerated vesting of RSAs and RSUs upon the occurrence of certain events. Pursuant to the July 2016 Letter Agreements, if either Ms. Cranna or Mr. Deschler, as applicable, had been terminated by SunEdison without cause or had resigned for good reason and had not received an offer of employment at either the Company or TerraForm Global in an equivalent position and with equivalent compensation, or, following a transition of her or his employment to either the Company or TerraForm Global, is terminated by the Company or TerraForm Global, as applicable, without cause or resigns for good reason, then 100% of her or his unvested RSAs and RSUs in each of the Company and TerraForm Global, Inc. will immediately vest, contingent upon the execution of a separation and release of claim agreement.

In addition, pursuant to the July 2016 Letter Agreements, if Ms. Cranna or Mr. Deschler, as applicable, becomes an employee of TerraForm Power, and remains an employee of TerraForm Power at the time that TerraForm Power ceases to be an affiliate of TerraForm Global, then all of their unvested RSAs and RSUs in TerraForm Global, Inc. will immediately vest. Mr. Deschler, although not an officer of TerraForm Global, was granted such awards when he was an employee of SunEdison, in recognition of services he performed in support of TerraForm Global’s initial public offering and operations prior to and after such initial public offering. If Ms. Cranna and Mr. Deschler, as applicable, becomes an employee of TerraForm Global, and remains an employee of TerraForm Global at the time that TerraForm Global ceases to be an affiliate of TerraForm Power, then all of their unvested RSAs and RSUs in TerraForm Power, Inc. will immediately vest.

In December 2016, the July 2016 Letter Agreements were updated to apply to any RSU grants made by the Company to Mr. Deschler, and by the Company and TerraForm Global to Ms. Cranna, subsequent to the execution of the July 2016 Letter Agreements.

Letter Agreements Regarding Compensation and Severance

On August 25, 2016, the Company entered into a letter agreement with Mr. Deschler with respect to certain severance and compensation terms (the “August 25 Letter Agreement”). TerraForm Global was also a party to the August 25 Letter Agreement with respect to its agreement to have the August 25 Letter Agreement assigned to it if Mr. Deschler later became employed by TerraForm Global. On August 30, 2016, the Company entered into a letter agreement with Ms. Cranna with respect to similar severance and compensation terms (the “August 30 Letter Agreement” and together with the August 25 Letter Agreement, the “August Letter Agreements”). TerraForm Global was also a party to the August 30 Letter Agreement with respect to its agreement to (a) share the financial obligations of the Company if Ms. Cranna later became employed by the Company but performed duties for both the Company and TerraForm Global and (b) have the August 30 Letter Agreement assigned to TerraForm Global if Ms. Cranna had later become employed solely by TerraForm Global, Inc. The Company and TerraForm Global later decided to split equally the costs of Ms. Cranna’s compensation and benefits (other than any equity compensation, the cost of which is being born by the relevant entity that grants such equity compensation).

On December 12, 2016 and December 20, 2016, each of Ms. Cranna and Mr. Deschler entered into further letter agreements with TerraForm Power, that clarified the conditions for bonuses for 2016, and pursuant to which they accepted offers of at-will employment by the Company, effective as of December 18, 2016 (each, an “Employment Letter Agreement,” and jointly with the August Letter Agreements, the “Letter Agreements”). The Letter Agreements provide as follows, in each case subject to additional terms and conditions contained in the Letter Agreements and, in the case of Ms. Cranna, the agreement regarding cost splitting between the Company and TerraForm Global described above if Ms. Cranna performs duties for both the Company and TerraForm Global and a commitment by TerraForm Global to have the letter agreement assigned to it if Ms. Cranna is employed solely by TerraForm Global.

•
The Company agreed to pay a base salary of $401,145 annualized for Ms. Cranna and $290,686 annualized for Mr. Deschler. In addition, the Company will reimburse Mr. Deschler for his two daughters’ school fees in an amount up to $20,000 per year for each daughter, and will gross-up any such reimbursement amount for taxes withheld on such reimbursements

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If the applicable officer is terminated without cause, resigns for good reason or dies, the officer is eligible to receive a lump-sum cash severance of one year of base salary and a payment equal to 12 months of COBRA health premiums, conditioned upon the executive officer executing a release of claims agreement in favor of the Company and meeting her or his obligations under any restrictive covenant agreements benefitting the Company. “Good reason” under the Letter Agreements includes a material adverse change in the executive officer’s reporting relationship, authority, duties or responsibilities; any material reduction in base salary or any materially adverse change in the percentage of base salary used to determine annual bonus opportunities; or a relocation to an office more than 50 miles from the executive officer’s office immediately prior to such relocation (unless such new location is closer to the executive officer’s residence at the time of such relocation).

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The officer is eligible to participate in an annual variable incentive plan (the “Bonus Plan”) of the Company. The target under the Bonus Plan for Mr. Deschler is 50% of his base salary, with a maximum of 100%. The target under the Bonus Plan for Ms. Cranna is 60% of her base salary, with a maximum of 120%.

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For the 2016 bonus, given the special challenges facing the Company, such officers were also eligible for an additional discretionary bonus, with a target of 12.5% and a maximum of 25% of base salary, depending on performance.

An estimate of the value of the payments described above that would be payable to the Company’s named executive officers under their severance letter agreements in connection with a qualifying termination of employment as of December 31, 2016, is provided under “Potential Payment Upon Termination or Change in Control” below.

The Company entered into the letter agreements described above to encourage Ms. Cranna and Mr. Deschler to remain employed by SunEdison or, if applicable, the Company or TerraForm Global despite the uncertainty caused by the SunEdison Bankruptcy.

Non-Equity Incentive Plan Compensation

The payment of a discretionary bonus allows the Company to incentivize and reward our senior management for achieving certain corporate performance targets and allowed the Company to retain key personnel following the SunEdison Bankruptcy.

As described above, pursuant to the terms of the Letter Agreements, Ms. Cranna and Mr. Deschler were eligible to participate in a newly formed Bonus Plan of the Company as of January 1, 2016. To arrive at the 2016 annual bonus payout amounts for Ms. Cranna and Mr. Deschler, a target annual incentive of 60% of 2016 base salary for Ms. Cranna and 50% of 2016 base salary for Mr. Deschler was multiplied by an individual payout factor. Each individual payout factor was based on a combination of corporate performance and individual performance. For each of Ms. Cranna and Mr. Deschler, corporate performance was assigned a weighting of 70% of the total payout factor for each of Ms. Cranna and Mr. Deschler and individual performance was assigned a weighting of 30% of the total payout factor for Ms. Cranna and Mr. Deschler. A similar calculation was performed using a target of 12.5% of the relevant base salary for the additional discretionary bonus. The relative weighting of corporate performance and individual performance allowed the Company to reward individual achievements and link executive compensation to Company performance. In determining the components of the bonuses paid to Ms. Cranna and Mr. Deschler under the Bonus Plan, the Conflicts Committee reviewed benchmarking data provided from a third party and considered the historical bonus levels set by SunEdison, the appropriate weighting between cash and equity compensation and total compensation levels.

Management identified and developed corporate performance measures for 2016 in conjunction with the Company’s human resources professionals. These corporate performance measures were subsequently approved by the Company’s Conflicts Committee. For 2016, the selected corporate performance measures and target goals were designed to achieve strategic objectives following the SunEdison Bankruptcy. For 2016, the Company had five target corporate measures, each of which had an equal 20% weighting. The five target corporate measures are described in the following table and were reviewed and approved by the Conflicts Committee on January 3, 2017:

Company Measures	Targets	2016 Weighting	Max Payout	Actual Performance as of January 3, 2017	Payout Results
Remove Overhangs	Regain compliance with NASDAQ, SEC and debt agreements	20%	Complete audits by: 10-K: 8/31/2016 Q1: 9/30/2016 Q2: 10/31/2016 Q3: 11/31/2016	Maintain compliance with NASDAQ and debt agreements. Filed 10K and 10Qs for 1Q 2016, 10Qs for 2Q 2016 and 3Q 2016 will be filed in January/February (reached target)	150%
Fleet Performance	Operating Performance Ratio (OPR) >98.0%	20%	OPR of > 103.0% with pro-rata above Target	OPR through 11/22/2016: 98.3% (above target)	102%
Profitability	Meet AOP Gross Profit Margin of 76.3%	20%	Gross Profit Margin of 82.0% with pro-rata above Target	Estimate Full Year GPM of 76.6% (above target)	106%
Liquidity	Minimum of $250M of liquidity, satisfy debt requirements and close Canada re-financing and UK sale	20%	Achieve all metrics	Unrestricted cash: $479M Close Canada Financing - Closed & Funded CAD $120M UK Sale - Agreements to be signed 1/5/2017 (above target)	200%
Employee Engagement	Coaching and Feedback: 10% improvement based on employee surveys Career Development: 80% of employees complete and track development plan Retention: >80% of top performers	20%	Coaching and Feedback: 20% improvement Career Development: 100% completion and tracking Retention: 95% of top performers	Coached TERP personnel and provided feedback on career development All TERP personnel have received offers (working on GAM wave 2) Held company picnic for team building outside of office (above target)	200%

Based on these results, the Conflicts Committee approved a total Company rating of 151.6% of target bonus compensation on January 3, 2017.

Our Chairman and Interim Chief Executive Officer determined an individual performance measure of 100% of target bonus compensation for Ms. Cranna and 125% of target bonus compensation for Mr. Deschler. Based on the corporate measures described above and these individual performance measures, Ms. Cranna achieved an individual and corporate performance rating that resulted in a bonus of approximately 94% of Ms. Cranna’s base compensation, which bonus equaled $376,498, payable in cash. Based on the Company’s achievement of the corporate measures described above and additional individual performance measures, our Chairman and Interim Chief Executive Officer determined that Mr. Deschler achieved an individual and corporate performance rating that resulted in a bonus of approximately 92% of Mr. Deschler’s base compensation, which bonus equaled $268,536, payable in cash.

Qualified Retirement Benefits

During 2016, Ms. Cranna and Mr. Deschler participated in SunEdison’s 401(k) plan, which is a broad-based tax-qualified retirement plan. Consistent with other participants in the SunEdison 401(k) plan, Ms. Cranna and Mr. Deschler are eligible to make pre-tax, and “Roth” after-tax, 401(k) contributions to the SunEdison 401(k) plan and receive a percentage of individual contributions plus a defined contribution from SunEdison, subject to certain limitations. For fiscal 2016, Ms. Cranna received a contribution of $12,936. For fiscal 2016, Mr. Deschler received a contribution of $16,430.

Perquisites

As discussed under Letter Agreements Regarding Compensation and Severance above, the Company has agreed to reimburse Mr. Deschler for his two daughters’ school fees in an amount up to $20,000 per year for each daughter. The Company will gross-up any such reimbursement amount for taxes withheld on such reimbursements. No reimbursements were made during 2016, as part of the relevant fees had been covered in 2015, and the remainder was covered in 2017. Because no reimbursements were paid or received during 2016, the 2016 Summary Compensation Table does not reflect any such reimbursements. A similar reimbursement arrangement was originally provided by SunEdison and the Company determined that it was an appropriate perquisite to continue to include in Mr. Deschler’s overall 2016 compensation in light of Mr. Deschler’s total compensation and the allocation of Mr. Deschler’s total compensation between equity and non-equity based payments.

Ms. Cranna and Mr. Deschler also participate in our medical and dental program and receive life insurance and long-term disability insurance coverage. In general, these programs are consistent with programs made available to all of our employees.

Our named executive officers also receive certain other perquisites which have little or no incremental cost to us.

Other Items

In November 2016, the Company issued offers of employment with the Company to Ms. Cranna and Mr. Deschler. Ms. Cranna and Mr. Deschler became direct employees of the Company effective December 18, 2016. Pursuant to the terms of the Letter Agreements, if either Ms. Cranna or Mr. Deschler is terminated without cause, resigns for good reason or dies, they are eligible to receive a lump-sum cash severance of one year of base salary and a payment equal to 12 months of COBRA health premiums.

Other Factors Affecting Compensation

Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. Taxable compensation paid by the Company to the chief executive officer and the next three highly compensated officers (other than the chief financial officer) was not in excess of $1 million in the fiscal year ended December 31, 2016. If deemed necessary or appropriate in the future, the Company will endeavor to structure its compensation policies to qualify as performance-based under Section 162(m) of the Internal Revenue Code. Nonetheless, from time to time certain nondeductible compensation may be paid and the Board and the Compensation Committee reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances.

Stockholder Advisory Vote on Executive Compensation

The Company has not previously been required to hold a nonbinding say on pay vote in which stockholders can approve the compensation of our named executive officers. The Company has also not previously been required to hold a stockholder advisory vote on the frequency of holding the say on pay vote. The Company expects that both the nonbinding, advisory say on pay vote and the nonbinding, advisory, vote on the frequency of the say on pay vote will be held at the Company’s next annual meeting of stockholders.

REPORT OF THE CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS

Our Board has determined that our Conflicts Committee may be treated as the Company’s ‘compensation committee’ for disclosure purposes with respect to the year ended December 31, 2016. Our Compensation Committee was created after the end of the 2016 fiscal year and was not responsible for, and did not participate in, the determination of compensation for our named executive officers in 2016.

The Conflicts Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Conflicts Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual report.

THE CONFLICTS COMMITTEE

Edward “Ned” Hall, Chairman
Christian S. Fong
Kerri L. Fox
David Pauker
Marc S. Rosenberg

Summary of Executive Compensation

Summary Compensation Table

The following table presents summary information concerning 2016 compensation awarded or paid to, or earned by: (i) each individual that served as the Company’s Chief Executive Officer during 2016; (ii) each individual that served as the Company’s Chief Financial Officer during 2016; and (iii) each of the other three most highly compensated executive officers for the year 2016 who were serving as executive officers as of December 31, 2016 (collectively, such persons were the “named executive officers” for the Company for 2016).

Name and Principal Positions as of 12/31/2016	Year	Salary ($)(1)	Retention Bonus ($) (12)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Peter Blackmore (4) Chairman & Interim Chief Executive Officer	2016	-	-	321,168	(5)	-	-		-	100,000	(6)	421,168

Rebecca Cranna (8) Executive Vice President and Chief Financial Officer	2016	412,067	199,574	224,198	(5)	-	376,498	(14)	-	12,936	(7)	1,225,273
	2015	328,713	-	1,296,119	(5)	-	-		-	15,484	(7)	1,640,316
	2014	108,630	-	4,333,150	(5)	-	64,288	(3)	-	2,000	(7)	4,508,068
Sebastian Deschler Senior Vice President, General Counsel and Secretary	2016	308,474	144,620	162,464	(5)	-	268,536	(14)	-	16,430	(7)	900,524
	2015	287,038	-	309,168	(5)	-	-		-	20,030	(7)	616,236
	2014	256,667	-	94,453	(5)	-	175,560	(3)	-	11,502	(7)	538,182
Thomas Studebaker (9)(10) Chief Operating Officer	2016	-	-	-		-	-		-	1,305,395	(9)	1,305,395

David Rawden (9)(11) Interim Chief Accounting Officer	2016	-	-	-		-	-		-	1,233,795	(9)	1,233,795

Brian Wuebbels (8)(13) President and Chief Executive Officer	2016	234,850	-	-		-	-		-	14,318	(7)	249,168
	2015	489,655	-	3,440,373	(5)	-	-		-	35,000	(7)	3,965,028
	2014	455,000	-	1,908,000	(5)	-	682,500	(3)	-	16,043	(7)	3,061,543

(1)
Amounts shown include (a) cash compensation earned and received, (b) cash compensation earned but deferred at the election of the executive officer under the SunEdison Retirement Savings Plan and (c) cash received in exchange for earned but unused paid time off.

(2)
All option awards reflected in the table are non-qualified stock options and all stock awards reflected in the table are Restricted Stock Units or Restricted Stock Awards, in each case, issued under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan, the SunEdison, Inc. 2015 Long-Term Incentive Plan, the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan or the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. For a detailed description of the individual Restricted Stock Units or Restricted Stock Awards awarded under these plans, please see “Outstanding Equity Awards at Fiscal Year-End” below. The dollar amounts shown for stock awards and option awards represent the aggregate grant date fair value with respect to fiscal years 2016, 2015 and 2014 in accordance with the applicable Accounting Standard Codification 718, Stock Compensation, excluding the effect of forfeitures related to service-based conditions. These amounts do not reflect whether the named executive officers have actually realized or will realize a financial benefit from the awards. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to consolidated financial statements in this annual report on Form 10-K.

(3)	These amounts were awarded for fiscal 2014 under SunEdison, Inc. annual incentive plan for executive officers.
(4)
Mr. Blackmore joined the Company’s Board and became its Chairman on November 20, 2015. He served as the chairman of the Office of the Chairman from March 30, 2016 until April 21, 2016 whereupon the Board dissolved the Office of the Chairman and Mr. Blackmore was appointed as Interim Chief Executive Officer in addition to his role as Chairman of the Board.

(5)
Represents shares and units granted under the SunEdison 2010 Amended and Restated Equity Incentive Plan, the TerraForm Power, Inc. Long-Term Incentive Plan and the Terraform Global, Inc. Long-Term Incentive Plan. For a detailed description of the individual Restricted Stock Units or Restricted Stock Awards awarded under these plans, please see “Outstanding Equity Awards at Fiscal Year-End” below.

(6)
Represents cash fees paid to Mr. Blackmore for his service as a director for the Company and TerraForm Global, Inc. Mr. Blackmore does not receive additional cash or equity compensation for his service as the Interim Chief Executive Officer of the Company or Terraform Global, Inc.

(7)	Amount shown is contribution by SunEdison to the SunEdison Retirement Savings Plan.
(8)
These individuals split their time evenly between the Company and TerraForm Global, Inc. The cash compensation received by each of these individuals reflects the total cash compensation received for services provided to the Company and to TerraForm Global, Inc. Beginning in 2017, Ms. Cranna is an employee of TerraForm Power, Inc. and is compensated directly by the Company. However, pursuant to the August 30 Letter Agreement, TerraForm Global, Inc. will reimburse the Company for 50% of the cash compensation paid by the Company to Ms. Cranna.

(9)
Pursuant to the Engagement Letter, the Company compensates AlixPartners, LLC for its services and reimburses AlixPartners, LLC for its expenses, with an hourly rate of $950 as compensation for the performance of Mr. Studebaker as Chief Operating Officer and an hourly rate of $830 as compensation for the performance of Mr. Rawden as Interim Chief Accounting Officer. Represents amounts paid for their services to the Company and TerraForm Global, Inc. from the time of their appointment (July 2016) through the end of the fiscal year. During such period, Mr. Rawden accrued $616,897.50 in fees for services billed to the Company and Mr. Studebaker accrued $652,697.50 in fees for services billed to the Company.

(10)	Mr. Studebaker is a Managing Director in AlixPartners, LLPs’ Turnaround & Restructuring practice. He was appointed Chief Operating Officer effective on July 7, 2016.
(11)	Mr. Rawden is a Director in AlixPartners’ Turnaround and Restructuring practice. He was appointed Interim Chief Accounting Officer effective on July 7, 2016.
(12)
In April 2016, the Company approved retention cash awards to select executives. The awards vested in equal installments on May 31, 2016, September 30, 2016 and March 31, 2017. Amounts represent the first two installments that vested and were paid out in 2016.

(13)	Mr. Wuebbels resigned as President and Chief Executive Officer and Director of the Company on March 30, 2016.
(14)	These amounts were awarded for fiscal 2016 under TerraForm Power, Inc.’s Bonus Plan.

Grants of Plan-Based Awards.

The following table sets forth plan based awards to the named executive officers during 2016.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards ($)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)
Peter Blackmore	7/25/2016	-	-		-		12,000	(1)	-	-	156,000
	7/25/2016	-	-		-		44,400	(2)	-	-	165,168
											321,168
Rebecca Cranna	-	-	290,830	(3)	581,660	(4)	-		-	-	-
	11/18/2016	-	-		-		8,528	(1)	-	-	110,779
	11/18/2016	-	-		-		29,847	(2)	-	-	113,419
											224,198
Sebastian Deschler	-	-	181,679	(5)	363,358	(6)	-		-	-	-
	11/18/2016	-	-		-		6,180	(1)	-	-	80,278
	11/18/2016	-	-		-		21,628	(2) (7)	-	-	82,186
											162,464
David Rawden	-	-	-		-		-		-	-	-
Thomas Studebaker	-	-	-		-		-		-	-	-
Brian Wuebbels	-	-	-		-		-		-	-	-

(1)	Represents grants made under the TerraForm Power, Inc. 2014 Long-Term Incentive Plan.
(2)	Represents grants made under the Terraform Global, Inc. 2014 Long-Term Incentive Plan.
(3)
Represents 60% of 2017 base salary and 12.5% additional discretionary bonus target as described above in “Letter Agreements Regarding Compensation and Severance.” Pursuant to the terms of the August 30 Letter Agreement, TerraForm Global, Inc. will reimburse the Company for 50% of the cash compensation paid by the Company to Ms. Cranna.

(4)
Represents 120% of 2017 base salary and 25% additional discretionary bonus maximum as described above in “Letter Agreements Regarding Compensation and Severance.” Pursuant to the terms of the August 30 Letter Agreement, TerraForm Global, Inc. will reimburse the Company for 50% of the cash compensation paid by the Company to Ms. Cranna.

(5)	Represents 50% of 2017 base salary and 12.5% additional discretionary bonus target as described above in “Letter Agreements Regarding Compensation and Severance.”
(6)	Represents 100% of 2017 base salary and 25% additional discretionary bonus maximum as described above in “Letter Agreements Regarding Compensation and Severance.”
(7)
Ms. Deschler, although not an officer of TerraForm Global, was granted such awards when he was an employee of SunEdison, in recognition of services he performed in support of TerraForm Global’s initial public offering and operations prior to and after such initial public offering.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the named executive officers of the Company at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date of Stock Award	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter Blackmore	—	—	—	—	—	7/25/2016	12,000	(3)	153,720	—	—
	—	—	—	—	—	7/25/2016	44,400	(4)	175,380	—	—
Rebecca Cranna	—	—	—	—	—	9/1/2014	60,000	(6)	768,600	—	—
	—	—	—	—	—	9/1/2014	8,250	(5)	578	—	—
	—	—	—	—	—	3/2/2015	750	(7)	53	—	—
	—	—	—	—	—	3/2/2015	4,000	(8)	280	—	—
	—	—	—	—	—	3/10/2015	510	(9)	6,533	—	—
	—	—	—	—	—	3/10/2015	1,814	(10)	23,237	—	—
	—	—	—	—	—	3/31/2015	67,068	(11)	264,919	—	—
	—	—	—	—	—	10/15/2015	18,750	(7)	1,313	—	—
	—	—	—	—	—	12/22/2015	60,750	(12)	4,253	—	—
	—	—	—	—	—	12/22/2015	13,500	(6)	172,935	—	—
	—	—	—	—	—	12/23/2015	22,500	(13)	88,875
	—	—	—	—	—	11/18/2016	8,528	(6)	109,244	—	—
	—	—	—	—	—	11/18/2016	29,847	(13)	117,896	—	—
Sebastian Deschler	667	—	—	2.77	8/20/2019	7/18/2013	1,875	(7)	131	—	—
	1,001	—	—	2.77	8/20/2019	1/31/2014	69,451	(6)	889,667	—	—
	2,500	—	—	3.45	4/25/2022	3/31/2015	134,137	(11)	529,841	—	—
	7,500	3,750	—	9.58	7/18/2023	12/22/2015	4,500	(6)	57,645	—	—
	—	—	—	—	—	12/22/2015	20,250	(12)	1,418	—	—
	—	—	—	—	—	12/22/2015	7,500	(13)	29,625	—	—
	—	—	—	—	—	11/18/2016	6,180	(6)	79,166	—	—
	—	—	—	—	—	11/18/2016	21,628	(13)	85,431	—	—
Thomas Studebaker	—	—	—	—	—	—	—		—	—	—
David Rawden	—	—	—	—	—	—	—		—	—	—
Brian Wuebbels (15)	25,000	—	—	55.74	8/13/2017	5/2/2014	120,000	(14)	8,400	—	—
	25,000	—	—	55.74	8/13/2017	3/10/2015	6,000	(9)	76,860	—	—
	2,500	—	—	69.84	1/23/2018	3/10/2015	21,334	(10)	273,289	—	—
	5,000	—	—	51.63	7/22/2018	3/10/2015	9,000	(7)	630	—	—
	3	—	—	15.99	4/20/2020	3/10/2015	48,000	(8)	3,360	—	—
	16,000	—	—	11.63	4/27/2021	3/31/2015	536,547	(11)	2,119,361	—	—
	6,250	—	—	3.45	4/25/2022	12/23/2015	50,000	(6)	640,500	—	—
	150,000	—	—	2.13	5/16/2022	—	—		—	—	—
	80,000	—	—	1.76	7/24/2022	—	—		—	—	—
	98,667	—	—	3.27	9/18/2022	—	—		—	—	—
	150,000	—	—	9.58	7/18/2023	—	—		—	—	—

(1)	The grant date of all stock option awards is ten years prior to the expiration date. Employees have three months from a termination date within which to exercise exercisable stock options.
(2)
Based on SunEdison’s closing stock price on December 31, 2016 of $0.07, and on Terraform Power, Inc. closing stock price on December 31, 2016 of $12.81, and on Terraform Global, Inc. closing stock price on December 31, 2016 of $3.95.

(3)	Represents RSUs granted under the 2014 TerraForm Power, Inc. Long-term Incentive Plan. These RSUs vested in full on May 27, 2017.
(4)	Represents RSUs granted under the 2014 TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSUs vested in full on May 27, 2017.
(5)	Represents RSUs granted under the SunEdison 2010 Equity Incentive Plan. These RSUs vest in increments of 33%, 33% and 34% over three years commencing on the first anniversary of the grant date.
(6)
Represents RSAs or RSUs granted under the 2014 TerraForm Power, Inc. Long-Term Incentive Plan. These RSAs or RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

(7)	Represents RSUs granted under the Amended and Restated SunEdison 2010 Equity Incentive Plan. These RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.
(8)
Represents RSUs granted under Amended and Restated SunEdison 2010 Equity Incentive Plan. These RSUs are based on performance. There are three performance tiers, each tier represents 33 percent of the entire grant. The performance tiers are measured on the dividend per share (DPS) of TerraForm Power, Inc. Each of the performance tiers are based on TerraForm DPS targets, as predetermined and approved by SunEdison’s Compensation Committee. If certain performance goals are not achieved, the first, second and third performance tiers are forfeited in its entirety. If certain performance goals are met by the first quarter of 2016, 2017 and 2018, as measured by the last twelve months, the first, second and third tier will vest at 50%, 75% or 100%.

(9)	Represents RSUs granted under TerraForm Power, Inc. Long Term Investment Plan. These RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.
(10)
Represents RSUs granted under the 2014 TerraForm Power, Inc. Long-Term Incentive Plan. These RSUs are based on performance. There are three performance tiers, each tier represents 33 percent of the entire grant. The performance tiers are measured on the DPS of TerraForm Power, Inc. Each of the performance tiers are based on TerraForm DPS targets, as predetermined and approved by SunEdison’s Compensation Committee. If certain performance goals are not achieved, the first, second and third performance tiers are forfeited in its entirety. If certain performance goals are met by the first quarter of 2016, 2017 and 2018, as measured by the last twelve months, the first, second and third tier will vest at 50%, 75% or 100%.

(11)	Represents RSAs granted under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSAs vest in increments of 25% over four years commencing on the first anniversary on August 5, 2016.
(12)
Represents RSUs granted under Amended and Restated SunEdison 2010 Equity Incentive Plan. These RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

(13)
Represents RSUs granted under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. These RSUs vest in increments of 25% on the first and second anniversary of the grant date, and 50% on the third anniversary of the grant date.

(14)
Represents RSUs granted under the Amended and Restated SunEdison 2010 Equity Incentive Plan. The RSUs granted under the Amended and Restated SunEdison 2010 Equity Incentive Plan vest, if at all, upon the achievement of certain performance criteria. If SunEdison’s stock price attains certain targets over the period ended June 30, 2016, that portion of the earned grant would vest at 50% on the grant date anniversary in 2017 and 50% on the grant date anniversary in 2018. If the stock price attained a set target from the period beginning July 1, 2016 until May 2, 2018, that portion of the earned grant would vest 50% on the grant date anniversary in 2017 and 50% on the grant date anniversary in 2018 or 100% in 2018 depending on the date the target is achieved.

(15)
Mr. Wuebbels left the Company prior to December 31, 2016 and was not eligible for continuation of benefits. As of December 31, 2016, Mr. Wuebbels had 12,500 RSUs, whose vesting or forfeiture is in dispute and which the Company has not delivered to Mr. Wuebbels.

Option Exercised and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units and restricted stock awards of the Company, TerraForm Global and SunEdison during 2016 by the named executive officers of the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter Blackmore	-	-	-	-
Rebecca Cranna	-	-	64,776	551,135
Sebastian Deschler	-	-	83,437	526,050
Thomas Studebaker	-	-	-	-
David Rawden	-	-	-	-
Brian Wuebbels	-	-	5,000	25,400

Potential Payment Upon Termination or Change in Control

The following table describes, assuming a termination date of December 31, 2016, an approximation of (i) the amounts that would be due to each of our named executive officers in the form of lump sum cash severance, (ii) the amounts due to each of our named executive officers as the final installment of the retention cash awards, (iii) the value of acceleration of vesting applicable to stock options, restricted stock units (RSUs) and restricted stock awards (RSAs) for each of the named executive officers and (iv) a lump sum cash payment equal to twelve months of COBRA health premiums due to certain named executive officers pursuant to their individual Letter Agreements, in each case in the event of the named executive officer’s (a) death, (b) disability, (c) termination without cause or for good reason (Severance Termination), (d) termination for cause, (e) termination in connection with a change in control and (f) impact of a change in control without termination. Any actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual termination.

Under our equity plans, TerraForm Global’s equity plans and SunEdison’s equity plans, an employee (including named executive officers) must be terminated without cause or must resign for good reason within two years following a change in control of the Company, TerraForm Global or SunEdison, respectively, in order to receive accelerated vesting of stock options, RSUs and RSAs. Under our equity plans, “good reason” is generally considered a material diminution in an employee’s duties and responsibilities, a decrease in an employee’s base salary or benefits or a relocation of an employee’s work location of more than 50 miles. The plans also provide for accelerated vesting upon the individual’s death or disability during active employment with the Company. We may also designate certain equity grants as eligible for acceleration in circumstances beyond those listed above.

In addition, the outstanding equity awards of each of our named executive officers are governed by the terms of their individual award agreements, which provide for full acceleration of their awards upon death, disability, severance termination/resignation with consent, involuntary termination following a change in control without termination.

Name/Circumstance	Severance ($) (1)	Retention Bonus ($)	Accelerated Vesting ($) (2)	Healthcare ($) (3)	Total ($)
Peter Blackmore
Death	-	-	329,100	-	329,100
Disability	-	-	329,100	-	329,100
Severance Termination / Resignation with Consent	-	-	153,720	-	153,720
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	-	-	153,720	-	153,720
Change-in-Control (no termination)	-	-	153,720	-	153,720
Rebecca Cranna (6)
Death	-	-	1,558,716	-	1,558,716
Disability	-	-	1,558,716	-	1,558,716
Severance Termination	401,145	99,787	1,552,239	19,434	2,072,605
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	401,145	99,787	1,552,239	19,434	2,072,605
Change-in-Control (no termination)	-	-	1,080,549	-	1,080,549
Sebastian Deschler
Death	-	-	1,672,924	-	1,672,924
Disability	-	-	1,672,924	-	1,672,924
Severance Termination	290,686	72,310	1,671,375	19,434	2,053,805
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	290,686	72,310	1,671,375	19,434	2,053,805
Change-in-Control (no termination)	-	-	1,671,375	-	1,671.375
Thomas Studebaker (4)
Death	-	-	-	-	-
Disability	-	-	-	-	-
Severance Termination	-	-	-	-	-
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	-	-	-	-	-
Change-in-Control (no termination)	-	-	-	-	-
David Rawden (4)
Death	-	-	-	-	-
Disability	-	-	-	-	-
Severance Termination	-	-	-	-	-
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	-	-	-	-	-
Change-in-Control (no termination)	-	-	-	-	-
Brian Wuebbels (5)
Death	-	-	3,122,400	-	3,122,400
Disability	-	-	3,122,400	-	3,122,400
Severance Termination	-	-	-	-	-
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in-Control	-	-	990,649	-	990,649
Change-in-Control (no termination)	-	-	990,649	-	990,649

(1)
Ms. Cranna and Mr. Deschler are entitled to receive lump sum cash severance payments equal to one year of base salary upon an eligible termination event under the terms of their August 2016 Letter Agreements.

(2)
Reflects a valuation of the acceleration of the named executive officer’s outstanding options, RSAs and RSUs calculated based on the closing price on December 31, 2016 of SunEdison common stock, TerraForm Power, Inc. Class A common stock and TerraForm Global, Inc. Class A common stock, as applicable. The actual amount received by the named executive officer upon the sale of shares received under RSAs and RSUs or following the exercise of options would depend on the actual market value at the time of such sale. For a detailed description of the individual Restricted Stock Units or Restricted Stock Awards, please see “Outstanding Equity Awards at Fiscal Year-End” below.

(3)	Reflects lump sum payment equal to 12 months of continued healthcare coverage under 2017 COBRA rates.
(4)	Messrs. Studebaker and Rawden are not entitled to any payments upon termination.
(5)
Mr. Wuebbels resigned from his position as President and Chief Executive Officer of the Company prior to December 31, 2016. However, since Mr. Wuebbels continued to be employed by SunEdison as of December 31,2016, the applicable benefits remain in effect as of that date.

(6)	Pursuant to the terms of the August 30 Letter Agreement, TerraForm Global, Inc. will reimburse the Company for 50% of the cash compensation paid by the Company to Ms. Cranna.

Letter Agreements Regarding Accelerated Vesting and Severance

See “Compensation Discussion and Analysis - Details of the Elements of Our Named Executive Officer’s 2016 Compensation - Ms. Cranna and Mr. Deschler” above for information regarding certain letter agreements entered into between the Company and Ms. Cranna and Mr. Deschler.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of June 30, 2017 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D or 13G filed with the SEC.

This table lists applicable percentage ownership based on 92,268,474 shares of our Class A common stock and 48,202,310 shares of our Class B common stock (collectively, our “Common Stock”), in each case outstanding as of June 30, 2017. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of June 30, 2017, and shares underlying vested RSUs and underlying RSUs that will vest within 60 days of June 30, 2017, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

	Beneficial Ownership (1)
	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares	%	% of Total Voting Power
5% Stockholders:
SunEdison (2)	-	-	48,202,310	100	83.9
Blue Mountain Capital Management (3)	9,119,934	9.9	-	-	1.6
Madison Dearborn Capital Partners IV, LP (4)	6,080,922	6.6	-	-	1.1
The Vanguard Group (5)	6,371,463	6.9	-	-	1.1
Appaloosa Investment Limited Partnership I (6)	8,708,708	9.4	-	-	1.5
Brookfield Asset Management, Inc. (7)	11,075,000	12.0	-	-	1.9
Invesco Ltd. (8)	9,053,457	9.8	-	-	1.6
Blackrock, Inc. (9)	5,565,918	6.0	-	-	1.0
D.E. Shaw & Co., L.P. and certain affiliates (10)	6,080,922	6.6	-	-	1.1
Directors, Named Executive Officers and Executive Officers:
Peter Blackmore	20,400	*	-	-	*
Rebecca Cranna	43,193	*	-	-	*
Sebastian Deschler	141,859	*	-	-	*
Brian Wuebbels (11)	6,227	*	-	-	*
Christian Fong	12,800	*	-	-	*
Christopher Compton	20,400	*	-	-	*
David Pauker	11,700	*	-	-	*
Edward Hall	11,300	*	-	-	*
Hanif Dahya	20,900	*	-	-	*
John Stark	20,400	*	-	-	*
Kerri Fox	11,300	*	-	-	*
Marc Rosenberg	11,300	*	-	-	*
David Rawden	-	*	-	-	*
Thomas Studebaker	-	*	-	-	*
Directors and Executive Officers as a group	331,779	*	-	-	*

* Less than one percent

(1)
Represents shares of Class A common stock or shares of Class B common stock and Class B1 common stock that are exchangeable at any time for shares of Class A common stock on a 1:1 basis. Each share of our Class B common stock is entitled to 10 votes per share.

(2)
Represents shares of Class B common stock held directly or indirectly by SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison. SunEdison Holdings Corporation does not own any shares of Class A common stock. However, SunEdison Holdings Corporation owns 48,202,310 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock at any time. As a result, SunEdison Holdings Corporation may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for these entities is 13736 Riverport Drive, Suite 1000, Maryland Heights, Missouri 63043.

(3)
As set forth in such company’s Schedule 13G filed with the SEC on May 17, 2016. According to the filing, BlueMountain Capital Management, LLC, BlueMountain GP Holdings, LLC, Blue Mountain Credit Alternatives Master Fund L.P., Blue Mountain CA Master Fund GP, Ltd., BlueMountain Foinaven Master Fund L.P., BlueMountain Foinaven GP, LLC, BlueMountain Logan Opportunities Master Fund L.P., BlueMountain Logan Opportunities GP, LLC, BlueMountain Guadalupe Peak Fund L.P., BlueMountain Long/Short Credit GP, LLC, BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Montenvers GP S.à r.l., BlueMountain Kicking Horse Fund L.P., BlueMountain Kicking Horse Fund GP, LLC, BlueMountain Timberline Ltd. share voting and dispositive power over 9,119,934 shares of Class A common stock. The address for each of the Blue Mountain entities is 280 Park Avenue, 12th Floor, New York, New York 10017.

(4)
As set forth in such company’s Schedule 13G filed with the SEC on February 16, 2016. According to the filing, Madison Dearborn Capital Partners IV, L.P. (“MDCP”) and Madison Dearborn Partners IV, L.P. (“MDP IV”) share voting and dispositive power over 6,080,922 shares of Class A common stock. This includes 1,952 shares of common stock of the Issuer held by Northwestern University over which MDCP has power to vote and dispose pursuant to a voting agreement and proxy. As a result, MDCP may be deemed to beneficially own these shares. The shares of Class A common stock of MDCP may be deemed to be beneficially owned by MDP IV, who is the sole general partner of MDCP. The address for MDCP and MDP IV is Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(5)
As set forth in such company’s Schedule 13G filed with the SEC on February 10, 2017. According to the filing, The Vanguard Group has voting and dispositive power over 6,371,463 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
As set forth in such company’s Schedule 13D/A filed with the SEC on March 23, 2017. According to the filing, Appaloosa Investment Limited Partnership I, Palomino Master Ltd., Appaloosa LP, Appaloosa Capital Inc., Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper (collectively, “Appaloosa”) share voting and dispositive power over 8,708,708 shares of Class A common stock. The address for Appaloosa is 51 John F. Kennedy Parkway, 2nd Floor, Short Hills, New Jersey 07078.

(7)
As set forth in such company’s Schedule 13D/A filed with the SEC on May 17, 2017. According to the filing, Orion US Holdings 1 L.P. (“Orion US LP”), with respect to Class A common stock directly owned by it, Orion US GP LLC, (“Orion US GP”), with respect to Class A common stock owned by Orion US LP, Brookfield Infrastructure Fund III GP LLC, (“BIF”), which serves as the indirect general partner of Orion US GP and Orion US LP, Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (“BAMPIC Canada”), which serves as the investment adviser to BIF, Brookfield Credit Opportunities Master Fund, L.P., (“Brookfield Credit Opportunities LP”), Brookfield Credit Opportunities Fund GP, LLC (“Brookfield Credit Opportunities GP”), with respect to the Class A common stock owned by Brookfield Credit Opportunities LP, Brookfield Asset Management Private Institutional Capital Adviser (Credit) LLC (“BAMPIC Credit”), which serves as the investment adviser to Brookfield Credit Opportunities LP, Brookfield Asset Management Inc. (“Brookfield”), which is the ultimate parent of BIF, BAMPIC Canada, Brookfield Credit Opportunities GP, and BAMPIC Credit and may be deemed to have voting and dispositive power over the Class A Shares held by the reporting persons and Partners Limited (“Partners”) (Partners holds 85,120 Class B limited voting shares of Brookfield, representing 100% of such shares, and 867,495 Class A limited voting shares of Brookfield, representing approximately 0.1% of such shares) share voting and dispositive power over 11,075,000 shares of Class A common stock. The address of Orion US LP, Orion US GP, BIF, BAMPIC Canada, Brookfield Credit Opportunities LP, Brookfield Credit Opportunities GP, GAMPIC Credit, Brookfield and Partners is 181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario M5J 2T3, Canada.

(8)
As set forth in such company’s Schedule 13G filed with the SEC on January 11, 2016. According to the filing, Invesco Ltd. has sole voting and dispositive power over 9,053,457 shares of Class A common stock. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(9)
As set forth in such company’s Schedule 13G filed with the SEC on January 30, 2017. According to the filing, Blackrock, Inc. has sole voting and dispositive power over 5,565,918 shares of Class A common stock. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)
As set forth in such company’s schedule 13G filed with the SEC on December 19, 2016. According to the filing, D.E. Shaw & Co., L.P., D.E. Shaw & Co. L.L.C. and David E. Shaw all have shared voting and dispositive power over 6,080,922 shares of Class A common stock. This includes (i) 4,578,575 shares in the name of D. E. Shaw Composite Holdings, L.L.C., (ii) 557,362 shares in the name of D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) 318,658 shares in the name of D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) 297,766 shares in the name of D. E. Shaw CF-SP Series 8-01, L.L.C., (v) 274,524 shares in the name of D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) 54,037 shares in the name of D. E. Shaw CF-SP Series 10-07, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of (i) D. E. Shaw Composite Holdings, L.L.C., (ii) D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) D. E. Shaw CF-SP Series 8-01, L.L.C., (v) D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) D. E. Shaw CF-SP Series 10-07, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of (i) D. E. Shaw Composite Holdings, L.L.C., (ii) D. E. Shaw CF-SP Series 1 MWP Acquisition, L.L.C., (iii) D. E. Shaw CF-SP Series 13-04, L.L.C., (iv) D. E. Shaw CF-SP Series 8-01, L.L.C., (v) D. E. Shaw CF-SP Series 11-06, L.L.C., and (vi) D. E. Shaw CF-SP Series 10-07, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 6,080,922 shares as described above constituting 6.6% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 6,080,922 shares. The address for D.E. Shaw & Co., L.P., D.E. Shaw & Co. L.L.C. and David E. Shaw is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(11)	Beneficial ownership numbers for NEOs who left the Company are current as of the date of their departure.

ARRANGEMENTS AFFECTING CHANGE IN CONTROL OF COMPANY

SunEdison has pledged all of the shares of Class B common stock, and a corresponding amount of the Class B units of Terra LLC, as well as our IDRs, that SunEdison owns to SunEdison’s lenders as security under its DIP financing and its first and second lien credit facilities and outstanding second lien secured notes. Foreclosure by the lenders under the first and second lien credit facilities and outstanding second lien secured notes likely will be stayed during the pendency of the SunEdison Bankruptcy. However, if SunEdison breaches certain covenants and obligations in its DIP financing, an event of default or maturity of the DIP financing could result and the lenders could exercise their right to accelerate all the debt under the DIP financing and foreclose on the pledged shares (and a corresponding number of Class B units and IDRs). In addition, in the course of exploring financing alternatives, SunEdison could seek to sell all or a portion of its shares of Class B common stock and Class B units or IDRs or otherwise dispose of such interests to increase its liquidity profile or to effect acquisitions or other similar transactions. Foreclosures or transfers are subject to certain limitations in our governing documents, including that SunEdison (together with its controlled affiliates) must continue to own a number of Class B units equal to 25% of the units held by SunEdison upon completion of our IPO until the earlier of (i) three years from the completion of the IPO and (ii) the date that Terra LLC has made cash distributions in excess of the Third Target Distribution (as defined in Terra LLC’s amended and restated operation agreement) for four quarters (“Class B Share Lock Up”). However, such limitations may not be enforceable against foreclosures or transfers occurring in connection with the SunEdison Bankruptcy, including foreclosures by the lenders under SunEdison’s DIP financing.

Because SunEdison owns a majority of the combined voting power of our common stock, the occurrence of an event of default, foreclosure, and a subsequent sale of all, or substantially all, of the shares of Class A common stock received upon foreclosure of any pledged securities could result in a change of control. SunEdison, through its wholly owned subsidiary, SunEdison Holdings Corporation, owns 48,202,310 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	3,718,025	(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	-	-	3,718,025

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.
(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.
(3)	These shares are currently issuable under the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

As provided by our Corporate Governance and Conflicts Committee charter adopted in connection with our initial public offering, our Corporate Governance and Conflicts Committee is responsible for reviewing and recommending to the Board whether to approve in advance any material related party transactions between us and SunEdison or its affiliates. The members of our corporate governance and conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors.

RELATED PARTIES

SunEdison Bankruptcy

As described above, the SunEdison Debtors filed for bankruptcy on April 21, 2016. The Company is not a part of the SunEdison Bankruptcy and has no plans to file for bankruptcy itself. The Company does not rely on SunEdison for funding or liquidity and believes that the Company will have sufficient liquidity to support its ongoing operations, absent the potential negative impact of default conditions that could arise from failure to meet financial statement deadlines. The Company believes its equity interests in its renewable energy facilities that are legally owned by the Company’s subsidiaries are not available to satisfy the claims of the creditors of the SunEdison Bankruptcy.

As discussed below, the Company and SunEdison are currently parties to multiple agreements, including the Management Services Agreement (“MSA”), project-level O&M and asset management agreements, engineering procurement and construction agreements and other support agreements, including module warranties with respect to SunEdison produced modules. Moreover, at the time of the Company’s IPO, SunEdison and the Company entered into a complex contractual arrangement setting forth the terms and conditions of SunEdison’s sponsorship of the Company, which included, among other things, the MSA, Interest Payment Agreement and Support Agreement. The Company believes that this sponsor arrangement comprises a single integrated transaction. The agreements comprising this sponsor arrangement are set forth in separate documents and discussed individually in this Form 10-K.

During the SunEdison Bankruptcy, SunEdison has not performed substantially as obligated under its agreements with the Company, including under this sponsor arrangement and certain O&M and asset management arrangements. In order to mitigate any adverse effects of this non-performance, the Company has undertaken a strategic initiative to transition away from SunEdison as a sponsor, including establishing a stand-alone corporate structure and seeking to retain third party or in-house solutions for project level asset management and O&M. SunEdison’s failure to perform substantially as obligated under its agreements with the Company, including under this sponsor arrangement, project-level O&M and asset management agreements and other support agreements, may have a material adverse effect on the Company.

Settlement with SunEdison

TerraForm Power entered into the Settlement Agreement with SunEdison on March 6, 2017. The Settlement Agreement has been approved by the Bankruptcy Court but the effectiveness of the intercompany releases and certain other provisions remain subject to the consummation of the Merger or other transaction jointly supported by the Company and SunEdison or a Stand-Alone Conversion and certain other conditions. Upon its effectiveness, subject to the foregoing conditions, the Settlement Agreement will resolve claims between TerraForm Power and SunEdison, including, among other things, claims of SunEdison against the Company for alleged fraudulent and preferential transfers and claims of the Company against SunEdison, including those outlined in the initial proof of claim filed by the Company in the SunEdison Bankruptcy on September 25, 2016 and on October 7, 2016. Under the Settlement Agreement, all such claims will be mutually released, and any agreements between SunEdison Debtors and SunEdison parties to the Settlement Agreement on the one hand and the Company on the other hand will be rejected, subject to certain limited exceptions, and no party will be deemed to have liability under those rejected agreements. The Settlement Agreement also provides that, immediately prior to the record time for the Special Dividend, all Class B shares of TerraForm Power and Class B units of Terra LLC held by SunEdison will be exchanged for Class A Shares of TerraForm Power, and TerraForm Power will issue approximately 6.6 million additional shares to SunEdison, such that, immediately prior to the effective time of the Merger, SunEdison will hold 36.9% of the fully diluted shares of TerraForm Power. SunEdison will also transfer the IDRs of Terra LLC that SunEdison holds to an affiliate of Brookfield. The TerraForm Power Board approved the Settlement Agreement upon the recommendation of the Corporate Governance and Conflicts Committee, each member of which is independent (pursuant to applicable Nasdaq rules) and does not also serve on the Board of Directors of TerraForm Global.

Management Services Agreement

Prior to the IPO, general and administrative expenses - affiliate represented amounts allocated from SunEdison for general corporate overhead costs attributable to the operations of the Predecessor. Subsequent to the completion of the IPO, general and administrative expenses - affiliate represent costs incurred by SunEdison for services provided to the Company pursuant to the MSA. Pursuant to the MSA, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services including legal, accounting, tax, treasury, project finance, information technology, insurance, employee benefit costs, communications, human resources and procurement to the Company. As consideration for the services provided, the Company agreed to pay SunEdison a base management fee as follows: (i) 2.5% of the Company’s cash available for distribution in 2015, 2016, and 2017 (not to exceed $4.0 million in 2015, $7.0 million in 2016 or $9.0 million in 2017), and (ii) an amount equal to SunEdison’s or other service provider’s actual cost in 2018 and thereafter. Subsequent to the SunEdison Bankruptcy, SunEdison continued to provide some management and administrative services to the Company, including employee compensation and benefit costs, human resources, information technology and communications, but stopped providing (or reimbursing the Company for) other services pursuant to the MSA. Costs for services that SunEdison stopped providing or reimbursing the Company for are now included within general and administrative expenses in the consolidated statement of operations.

General and administrative expenses - affiliate were $14.7 million, $55.3 million and $19.1 million for the years ended December 31, 2016, 2015 and 2014, respectively, as reported in the consolidated statements of operations. Pursuant to the MSA, cash consideration paid by the Company to SunEdison for these services for the year ended December 31, 2015 totaled $4.0 million, and general and administrative expenses - affiliate in excess of cash consideration paid was treated as an equity contribution from SunEdison within Net SunEdison investment on the consolidated statement of stockholders’ equity. There was no cash consideration paid to SunEdison for these services for the period from July 24, 2014 through December 31, 2014 or for the year ended December 31, 2016. As discussed above, the Company was contractually obligated to pay SunEdison $7.0 million for these services for the year ended December 31, 2016. Since SunEdison stopped providing (or reimbursing the Company for) certain services covered under the MSA due to the SunEdison Bankruptcy, the Company was required to pay third party service providers directly for these services. As the total amount paid by the Company for these services exceeded the contractual amount due to SunEdison, the Company did not pay SunEdison the $7.0 million base management fee. Since this fee was not paid to SunEdison as of December 31, 2016, it was recorded within Due to SunEdison, net on the consolidated balance sheet and as a reduction to the net equity contribution from SunEdison. The general and administrative expenses - affiliate amount in excess of this accrued fee was treated as an equity contribution from SunEdison within Net SunEdison investment on the consolidated statement of stockholders’ equity for the year ended December 31, 2016.

Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the MSA will be rejected as part of the Settlement Agreement entered into with SunEdison, and the Company will be deemed to have no liability, damages or claims arising out of the rejection of the MSA. In connection with the consummation of the transactions contemplated by the Merger Agreement, including satisfaction of applicable conditions, the Company will enter into a master services agreement with Brookfield and certain affiliates of Brookfield (collectively, the “MSA Providers”) pursuant to which the MSA Providers will provide certain services to the Company commencing at the effective time of the Merger. As consideration for the services provided or arranged for by Brookfield and certain of its affiliates pursuant to the master services agreement, the Company will pay a base management fee on a quarterly basis that will be paid in arrears and calculated as follows:

•
for each of the first four quarters following the closing date of the Merger, a fixed component of $2.5 million per quarter (subject to proration for the quarter including the closing date of the Merger) plus 0.3125% of the market capitalization value increase for such quarter;

•	for each of the next four quarters, a fixed component of $3.0 million per quarter plus 0.3125% of the market capitalization value increase for such quarter; and

•	thereafter, a fixed component of $3.75 million per quarter plus 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating the quarterly payment of the base management fee, the term market capitalization value increase means, for any quarter, the increase in value of the Company’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of Class A common stock as of the last trading day of such quarter by the difference between (x) the volume-weighted average trading price of a share of Class A common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter is a negative number, then the market capitalization value increase is deemed to be zero.

O&M and Asset Management Services

O&M services, as well as asset management services, have historically been provided to the Company substantially by SunEdison pursuant to contractual agreements. The Company is in the process of transitioning away from SunEdison for these services, and these contracts are expected to be terminated or rejected no later than upon the effectiveness of the Settlement Agreement with SunEdison subject to the conditions described above under Settlement with SunEdison. As described below, the Company has entered into certain transition services agreements with SunEdison with respect to these services to facilitate this transition. Costs incurred for these services from SunEdison were $26.7 million, $19.9 million and $8.1 million during the years ended December 31, 2016, 2015 and 2014, respectively, and are reported as cost of operations - affiliate in the consolidated statements of operations. In addition, in conjunction with the First Wind Acquisition, SunEdison committed to reimburse the Company for capital expenditures and operations and maintenance labor fees in excess of budgeted amounts (not to exceed $53.9 million through 2019) for certain of its wind power plants. During the year ended December 31, 2015, the Company received contributions pursuant to this agreement of $4.3 million. The total amount related to capital expenditures of $50.0 million was initially recognized in renewable energy facilities as a prepaid warranty as the amount was part of the consideration paid on the acquisition date. As a result of the SunEdison Bankruptcy, the Company recorded a loss of $45.4 million during the year ended December 31, 2015 related to the write-off of the remaining balance of the prepaid warranty, which was net of depreciation expense of $1.9 million and capital expenditure reimbursements received of $2.7 million, and is reported as loss on prepaid warranty - affiliate in the consolidated statement of operations. As a result of the SunEdison Bankruptcy, no contributions were received during 2016.

Transition Services Agreements

In the first half of 2017, the Company entered into certain transition services agreements with SunEdison with respect to project-level operations and maintenance and asset management services provided by SunEdison. These transition services agreements allow the Company, among other things, to hire employees of SunEdison that are currently performing these project-level services for the Company. These transition services agreements also allow the Company to terminate project-level asset management and operations and maintenance services on 10 days advance notice. Under these agreements, the Company agreed to indemnify SunEdison for certain losses and liabilities to the extent SunEdison failed to perform services under existing services contracts as a result of the transition of SunEdison employees to the Company. SunEdison will also continue to provide certain project related services for a transitional period. The Company is also in the process of negotiating a corporate-level transition services agreement with SunEdison. The Company expects that under this agreement, SunEdison would agree to continue to provide certain corporate-level services, including tax and information technology support services through the end of the third quarter of 2017. At this time, the Company cannot give firm assurances that it will enter into any such corporate-level transition services agreement with SunEdison.

Engineering, Procurement and Construction Contracts and Module Warranties

SunEdison served as the prime construction contractor for most of the Company’s renewable energy facilities acquired from SunEdison pursuant to engineering, procurement and construction contracts with the Company’s project-level subsidiaries. These contracts are generally fixed price, turn-key construction contracts that include workmanship and other warranties with respect to the design and construction of the facilities that survive for a period of time after the completion of construction. These contracts or related contracts (including O&M agreements) also often include production or availability guarantees with respect to the output or availability of the facility that survive completion of construction. Moreover, the Company also generally obtained solar module warranties from SunEdison, including workmanship warranties and output guarantees, for those solar facilities that the Company acquired from SunEdison that utilized SunEdison modules. These construction contracts and warranties would be rejected upon the effectiveness of the Settlement Agreement with SunEdison subject to the conditions described above under Settlement with SunEdison. Third party insurance has been procured by SunEdison to back-stop payment of warranty claims for SunEdison modules purchased from January of 2011 through January of 2017.

Interest Payment Agreement

Immediately prior to the completion of the IPO on July 23, 2014, Terra LLC and Terra Operating LLC entered into an interest payment agreement (the “Interest Payment Agreement”) with SunEdison, pursuant to which SunEdison would pay all of the scheduled interest on the Term Loan through the third anniversary of Terra LLC and Terra Operating LLC entering into the Term Loan, up to an aggregate of $48.0 million over such period (plus any interest due on any payment not remitted when due). Interest expense incurred under the Term Loan is reflected in the consolidated statement of operations and the reimbursement for such costs is treated as an equity contribution from SunEdison, as reflected within Net SunEdison investment on the consolidated statement of stockholders’ equity for the respective periods. The Company received an equity contribution of $4.0 million from SunEdison pursuant to the Interest Payment Agreement for the year ended December 31, 2015. During the period from July 24, 2014 to December 31, 2014, the Company received equity contributions totaling $5.4 million pursuant to the Interest Payment Agreement. No amounts were received during 2016 as the remaining outstanding principal balance of the Term Loan was fully repaid on January 28, 2015.

On January 28, 2015, Terra LLC and Terra Operating LLC entered into the Amended and Restated Interest Payment Agreement (the “Amended Interest Payment Agreement”) with SunEdison. Pursuant to the Amended Interest Payment Agreement, SunEdison agreed to pay amounts equal to a portion of each scheduled interest payment of the Senior Notes due 2023, beginning with the first scheduled interest payment on August 1, 2015, and continuing through the scheduled interest payment on August 1, 2017. Amounts were to be paid by SunEdison as follows: (1) in respect of the first scheduled interest payment, $16.0 million, less amounts already paid by SunEdison under the Interest Payment Agreement, (2) in respect of each scheduled interest payment in 2016, $8.0 million, and (3) in respect of each scheduled interest payment in 2017, $8.0 million, provided that the maximum amount payable by SunEdison under the Amended Interest Payment Agreement (inclusive of amounts already paid under the Interest Payment Agreement) would not exceed $48.0 million (plus any interest due on any payment not remitted when due). SunEdison is not obligated to pay any amounts payable under the Senior Notes due 2023 in connection with an acceleration of the indebtedness thereunder. The Company received equity contributions totaling $8.0 million and $6.6 million from SunEdison pursuant to the Amended Interest Payment Agreement during the years ended December 31, 2016 and 2015, respectively. The 2016 contribution was received in the first quarter of 2016 and accrued for during fiscal 2015. As of the first quarter of 2016, the Company had received a cumulative amount of $24.0 million under the Interest Payment Agreement and Amended Interest Payment Agreement from SunEdison with $24.0 million of scheduled payments due in future periods. The Company has not received any payments from SunEdison pursuant to the Amended Interest Payment Agreement since the first quarter of 2016.

On July 29, 2016, SunEdison delivered a notice purporting to terminate the Amended Interest Payment Agreement. The notice alleged that SunEdison’s bankruptcy permits termination as of right without following the bankruptcy procedures for rejection of executory contracts. Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the Amended Interest Payment Agreement will be rejected as part of the Settlement Agreement entered into with SunEdison without further liability, claims or damages on the part of the Company.

Support Agreement and Intercompany Agreement

The Company entered into a project support agreement with SunEdison (the “Support Agreement”) on July 23, 2014, which provided the Company the option to purchase additional renewable energy facilities from SunEdison. The Support Agreement also provided the Company a right of first offer with respect to certain other renewable energy facilities. During the years ended December 31, 2016, 2015 and 2014, the Company acquired renewable energy facilities with a combined nameplate capacity of 19.2 MW, 350.9 MW and 75.7 MW respectively, from SunEdison under the Support Agreement.

In connection with the First Wind Acquisition, the Company and SunEdison entered into an agreement (the “Intercompany Agreement”) pursuant to which the Company was granted the option to purchase additional renewable energy facilities in the First Wind pipeline from SunEdison. During the year ended December 31, 2015, the Company acquired renewable energy facilities with a combined nameplate capacity of 222.6 MW from SunEdison under the Intercompany Agreement. The Company did not acquire any renewable energy facilities from SunEdison under the Intercompany Agreement during the year ended December 31, 2016.

Subject to the satisfaction of the conditions described above under Settlement with SunEdison, the Support Agreement and Intercompany Agreement will be rejected as part of the Settlement Agreement entered into with SunEdison without further liability, claims or damages on the part of the Company. Upon consummation of the transactions contemplated by the Merger Agreement, the Company will enter into the “Relationship Agreement” with Brookfield pursuant to which Brookfield will provide the Company with a right of first offer on certain operating wind and solar assets that are owned by Brookfield and certain of its affiliates and are located in North America and certain other Western European nations.

The Company believes it continues to maintain a call right over 0.5 GW (net) of operating wind power plants that are owned by a warehouse vehicle that was owned and arranged by SunEdison (the “AP Warehouse”). The Company believes SunEdison has sold or is in the process of selling its equity interest in the AP Warehouse to an unaffiliated third party, and the Company is currently evaluating its alternatives with regard to these assets.

Insurance Allocation Agreement

The Company, TerraForm Global, Inc., SunEdison and certain of their respective directors and officers shared $150.0 million of directors’ and officers’ liability insurance policies that covered the period from July 15, 2015 to July 14, 2016 (the “D&O Insurance”). SunEdison and the independent directors of SunEdison (the “SUNE D&O Parties”) entered into an agreement, dated March 27, 2017 and amended on June 7, 2017, with the Company, TerraForm Global, Inc., their respective current directors and certain of their respective current officers (the “YieldCo D&O Parties”) related to the D&O Insurance. Among other things, this agreement provides that: (i) the YieldCo D&O Parties consent to a $32.0 million payment to SunEdison from the D&O Insurance in connection with the settlement of claims proposed to be brought by the unsecured creditors’ committee in the SunEdison Bankruptcy under a motion in the SunEdison Bankruptcy case for derivative standing; (ii) for a specified period of time, the SUNE D&O Parties and the YieldCo D&O Parties agree to cooperate in trying to reach settlements of certain lawsuits pending against the YieldCo D&O Parties arising from a variety of alleged prepetition actions and transactions, including, but not limited to, the initial public offering of TerraForm Global, Inc. and other securities transactions, and SunEdison agrees to consent to such proposed settlements to be funded by up to $32.0 million from the D&O Insurance; and (iii) for a specified period of time, SunEdison, its independent directors, the Company and TerraForm Global, Inc. will not assert certain payment priority provisions of the D&O Insurance. The agreement was approved by the Bankruptcy Court on June 28, 2017.

In addition to the insurance allocation agreement, from time to time, the Company agreed to orders or stipulations with SunEdison and TerraForm Global, Inc. in connection with the SunEdison Bankruptcy related to, among other things, insurance proceeds, interim operating protocols, bankruptcy filing protocols and other matters.

Fleet Availability Guarantee Agreement

Immediately prior to the completion of the IPO on July 23, 2014, Terra LLC entered into the Fleet Availability Guarantee Agreement (the “Availability Agreement”) with SunEdison. The Availability Agreement required SunEdison to pay a fee to the Company when the availability of the Company’s solar generation facilities serviced by SunEdison was less than 99% for a calendar year. The fee was calculated based on 2% of the O&M service fee for each 0.25% increment below 99% availability. For the year ended December 31, 2015, SunEdison paid the Company a fee of $1.0 million under the terms of the Availability Agreement. The Availability Agreement expired on December 31, 2015.

Guaranty to SunEdison

On May 19, 2015, the Company provided a guaranty in connection with SunEdison’s agreement to acquire from the LAP Shareholders, a 19.0 MW hydroelectricity facility and a 185.0 MW wind power plant in Chile for $195.0 million. In October 2015, SunEdison received a notice from the sellers purporting to terminate the purchase agreement. Following receipt of such notice, SunEdison exercised its right under the purchase agreement to terminate the agreement based on the failure by the sellers to satisfy certain conditions precedent to closing. In connection with this transaction, the Company and the LAP shareholders entered into the LAP Settlement Agreement which resulted in a release of all claims by the LAP shareholders under the guaranty.

Due to SunEdison, net

All amounts incurred by the Company and not paid as of the balance sheet date for renewable energy facilities acquired from SunEdison or for asset management and O&M services received from SunEdison are reported as a payable to SunEdison. Additionally, prior to the SunEdison Bankruptcy, certain of the Company’s expenses were reimbursed by SunEdison pursuant to the MSA, and any of these expenses that were paid for by the Company and not reimbursed by SunEdison as of the balance sheet date were reported as a receivable from SunEdison. As of December 31, 2016 and 2015, the Company had a net payable to SunEdison of $16.7 million and $26.6 million, respectively, which is reported as Due to SunEdison, net in the consolidated balance sheets. As a result of the SunEdison Bankruptcy, the Company recognized an $11.3 million loss on investment within loss on investments and receivables - affiliate in the consolidated statement of operations for the year ended December 31, 2015 as a result of residential project cancellations. Further, the Company recognized an additional $3.3 million and $4.8 million loss within loss on investments and receivables - affiliate for the years ended December 31, 2016 and 2015, respectively, related to recording a bad debt reserve for outstanding receivables from the SunEdison Debtors.

Net SunEdison Investment

During the years ended December 31, 2016, 2015 and 2014, SunEdison made net contributions to Terra LLC pursuant to the related party agreements discussed above and in connection with drop down acquisitions. The following table illustrates the detail of Net SunEdison investment for the years ended December 31, 2016, 2015 and 2014 as reported on the consolidated statements of stockholders’ equity:

	Year ended December 31,
(in thousands)	2016	2015	2014
MSA - General and administrative expenses - affiliate[1]	$7,666	$51,330	$19,144
MSA - Failed deal costs [2]	-	6,069	-
Interest Payment Agreement and Amended Interest Payment Agreement[3]	-	18,597	5,400
First Wind capital expenditures and O&M labor fees[4]	-	4,303	-
TerraForm Power, Inc. equity awards distributed to SunEdison[5]	(3,369)	(10,509)	-
Deemed contribution related to acquisitions from SunEdison[6]	19,517	41,773	1,498
Lindsay debt repayment[7]	-	40,306	-
Contribution in exchange for Class B common stock and Class B units at IPO[8]	-	-	398,902
Other	1,586	1,532	-
Net SunEdison investment	$25,400	$153,401	$424,944

(1)
Represents total general and administrative expenses - affiliate in excess of cash paid or payable to SunEdison pursuant to the MSA agreement ($7.0 million was recorded within Due to SunEdison, net on the consolidated balance sheet as of December 31, 2016 with no cash paid to SunEdison in 2016, $4.0 million was paid during 2015 and no cash payments were made during 2014).

(2)	Represents acquisition costs related to failed deals that were paid by SunEdison. Such costs were reimbursable by SunEdison under the MSA.
(3)
Represents contributions received pursuant to the Interest Payment Agreement and the Amended Interest Payment Agreement. $8.0 million of the amount for the year ended December 31, 2015 was not received in cash from SunEdison until February 3, 2016 and a receivable from SunEdison was recorded within Due to SunEdison, net as of December 31, 2015. As a result of the SunEdison Bankruptcy, the Company has not received any contributions from SunEdison pursuant to the Amended Interest Payment Agreement since the first quarter of 2016.

(4)
Represents contributions received for capital expenditures and O&M labor fees in excess of budgeted amounts for certain of the Company’s wind power plants, which SunEdison committed to reimburse the Company for in conjunction with the First Wind Acquisition. As a result of the SunEdison Bankruptcy, the Company did not receive any contributions during 2016.

(5)	Represents stock-based compensation cost related to equity awards in the Company’s stock which has been allocated to SunEdison, Inc. and TerraForm Global, Inc.
(6)	Represents the difference between the cash purchase price and historical cost of the net assets acquired from SunEdison for projects that achieved final funding during the respective year.
(7)
SunEdison repaid the remaining outstanding principal balance and interest due on the SunE Perpetual Lindsay construction term loan on the Company’s behalf as required pursuant to the terms of a project investment agreement entered into prior to the IPO of the Company.

(8)	Represents SunEdison’s net contribution at IPO in exchange for Class B common stock of the Company and Class B units of Terra LLC.

Distributions to SunEdison

During the year ended December 31, 2015, Terra LLC paid distributions of $58.3 million to its Class B unit holder, SunEdison. No distributions were paid to SunEdison during the years ended December 31, 2016 and 2014.

Incentive Distribution Rights

Immediately prior to the completion of the IPO on July 23, 2014, Terra LLC entered into the Amended and Restated Operating Agreement of Terra LLC which granted SunEdison 100% of the IDRs of Terra LLC. IDRs represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Class A Units, Class B units and Class B1 units of Terra LLC have received quarterly distributions in an amount equal to $0.2257 per unit (the “Minimum Quarterly Distribution”) and the target distribution levels have been achieved. As of December 31, 2016 and 2015, SunEdison held 100% of the IDRs. SunEdison has pledged the IDRs as collateral under its DIP financing and its first and second lien credit facilities and second lien secured notes. As of December 31, 2016 and 2015, there were no Class B1 units of Terra LLC outstanding. There were no payments for IDRs made by the Company during the years ended December 31, 2016, 2015 and 2014.

SunEdison agreed to deliver the outstanding IDRs held by SunEdison or certain of its affiliates to TerraForm Power or its designee and in connection therewith, concurrently with the execution and delivery of the Merger Agreement, TerraForm Power, Terra LLC, Brookfield IDR Holder and SunEdison and certain of its affiliates have entered into the IDR Transfer Agreement which provides that, subject to satisfaction of the conditions in the Merger Agreement, SunEdison affiliates will transfer all of the IDRs to an affiliate of Brookfield at the effective time of the Merger on the terms and conditions set forth in the IDR Transfer Agreement. At the closing of the Merger, the limited liability company agreement of Terra LLC will be amended and restated to, among other things, reset the IDR thresholds of Terra LLC to establish a first distribution threshold of $0.93 per share of Class A common stock and a second distribution threshold of $1.05 per share of Class A common stock. As a result of this amendment and restatement, amounts distributed from Terra LLC would be distributed on a quarterly basis as follows:

•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter;

•
second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;

•
third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and

•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.

Commitments to Acquire Renewable Energy Facilities from SunEdison

As of December 31, 2015, the Company had open commitments of $240.9 million in the aggregate to acquire renewable energy facilities with a combined nameplate capacity of 195.5 MW from SunEdison. Over the course of 2016, the Company has focused on acquiring, terminating or resolving its commitments to acquire renewable energy facilities from SunEdison in order to align its future commitments with current market conditions. During the year ended December 31, 2016, all outstanding commitments that existed as of December 31, 2015 expired or were extinguished through termination or project acquisitions, except as described below with respect to the Invenergy Wind Option Agreements. The reduction in the Company’s commitment amount during 2016 is detailed in the table below:

Description	Facility Category	Facility Type	Location	MW	Cash Committed (in thousands)
As of December 31, 2015[1]				195.5	$240,896
Acquired[2]	Distributed Generation	Solar	U.S.	(1.2)	(3,085)
Acquired[3]	Utility	Solar	U.S.	(18.0)	(36,591)
Terminated	Utility	Solar	U.S.	(159.8)	(168,396)
Terminated	Residential	Solar	U.S.	-	(3,808)
Expired	Distributed Generation	Solar	U.S.	(16.5)	(29,016)
As of December 31, 2016				-	$-

(1)
Excludes the estimated commitment of $814.8 million to acquire 479.3 MW of residential solar generation facilities that were expected to be acquired from SunEdison upon SunEdison’s merger with Vivint Solar Inc. due to the merger being terminated on March 7, 2016. As a result of the termination of the merger, the Company’s obligation to purchase these assets was also terminated. Also excludes the cash of $16.9 million due to SunEdison for the second installment of purchase prices for renewable energy facilities that were acquired from SunEdison during the year ended December 31, 2015, which was paid to SunEdison during the first quarter of 2016.

(2)	The preliminary purchase prices for these distributed generation facilities were reduced from $3.1 million to $2.8 million pursuant to the terms of the relevant agreements.
(3)	The preliminary purchase price for this utility scale solar facility was reduced from $36.6 million to $36.2 million pursuant to the terms of the relevant agreements.

In connection with the Invenergy Wind Acquisition as, Sun Edison LLC, a wholly owned subsidiary of SunEdison, acting as intermediary, entered into certain option arrangements with Invenergy Wind for its remaining 9.9% interest in the acquired companies. Simultaneously, Terra LLC entered into a back to back option agreement with Sun Edison LLC on substantially identical terms. The Option Agreements effectively permit (i) Terra LLC to exercise a call option to purchase the Invenergy Wind Interest over a 180-day period beginning on September 30, 2019, and (ii) Invenergy Wind to exercise a put option with respect to the Invenergy Wind Interest over a 180-day period beginning on September 30, 2018. The exercise prices of the put and call options described above would be based on the determination of the fair market value of the Invenergy Wind Interest at the time the relevant option is exercised, subject to certain minimum and maximum thresholds set forth in the Option Agreements. As part of the Settlement Agreement (which was approved by the Bankruptcy Court), with certain limited exceptions, all agreements, including the Option Agreement between Terra LLC and Sun Edison LLC, will be rejected as of the effectiveness of the settlement, which will occur upon the consummation of the Merger, subject to satisfaction of conditions precedent, or an alternative transaction that is jointly supported by the Company and SunEdison or a Stand-Alone Conversion. If the Option Agreement is rejected under the Settlement Agreement, the Company would not expect to be obligated to perform on its Option Agreement.

Incentive Revenue

Certain solar renewable energy certificates (“SRECs”) are sold to SunEdison under contractual arrangements at fixed prices. Revenue from the sale of SRECs to affiliates was $0.2 million, $0.2 million and $1.1 million during the years ended December 31, 2016, 2015 and 2014, respectively, and is reported within operating revenues, net in the consolidated statements of operations.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table represents aggregate fees billed or to be billed to us for the fiscal years ended December 31, 2016 and December 31, 2015 by KPMG LLP, our principal independent registered public accounting firm.

	Year ended December 31,
(in thousands)	2016	2015
Audit fees[1]	$8,116.4	$10,141.0
Tax fees	382.0	-
All other fees	-	-
Total	$8,498.4	$10,141.0

(1)
This category includes KPMG LLP’s audit of our annual consolidated financial statements and review of financial statements included in our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements and reimbursed expenses billed.

All fees described above were approved by our Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by KPMG LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of KPMG LLP or on an individual case-by-case basis before KPMG LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Review of Terraform Power’s Audited Financial Statements for The Fiscal Year Ended December 31, 2016

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2016.

The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable provisions of the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard A.S. 1301 (Communications with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2016 for filing with the SEC.

Dated July 21, 2017

Submitted by:
Hanif “Wally” Dahya, Chairperson
Christopher Compton
Christian S. Fong
John F. Stark

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of TerraForm Power under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently consists of nine directors, each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified. Directors are elected at each annual meeting by a plurality of the votes properly cast in person or by proxy. The nine nominees for director receiving the highest number of votes “for” will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

Nominees for Directors

Name	Positions and Offices Held With the Company
Peter Blackmore	Chairman and Interim Chief Executive Officer
Hanif “Wally” Dahya	Director
Christopher Compton	Director
Christian S. Fong	Director
John F. Stark	Director
David Pauker	Director
Kerri L. Fox	Director
Edward “Ned” Hall	Director
Marc S. Rosenberg	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of our Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR DIRECTORS:
PETER BLACKMORE, HANIF “WALLY” DAHYA, CHRISTOPHER COMPTON, CHRISTIAN S. FONG, JOHN F. STARK, DAVID PAUKER, KERRI L. FOX, EDWARD “NED” HALL AND MARC S. ROSENBERG

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2017

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

 PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board of Directors urges stockholders to read the Compensation Discussion and Analysis included in this Proxy Statement, which describes the compensation of our named executive officers in detail. The Board also urges stockholders to review the Summary Compensation Table and other compensation tables and the narrative disclosures accompanying the tables appearing in this Proxy Statement, which provide detailed information about the compensation of our named executive officers.

A vote on this resolution, commonly referred to as a Say-on-Pay resolution, is not binding on the Compensation Committee, the Board of Directors or the Company. Although the vote is advisory in nature and non-binding, the Compensation Committee and the Board will review and consider the voting results on this proposal when evaluating future compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ADVISORY APPROVAL OF
THE COMPENSATION PAID TO
OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Share-holders also may abstain from casting a vote on this proposal.

 The Board of Directors has determined that an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year which is consistent with our efforts to engage in an ongoing dialog with our stockholders on executive compensation and corporate governance matters.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. The Compensation Committee and the Board will take into account the outcome of this advisory vote. However, when considering the frequency of future advisory votes on executive compensation, the Board of Directors or the Compensation Committee may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or to abstain from voting) and, therefore, stockholders will not be voting to affirmatively approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than March 26, 2018 or such other date as the Company may announce as a reasonable time before the Company begins to print and send its proxy materials for the 2018 annual meeting of stockholders in the event that the anniversary of the 2018 annual meeting is changed by more than thirty days from the date of the 2017 Annual Meeting. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our principal executive offices, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, must be delivered to, or mailed and received at, our principal executive offices, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900 not earlier than the close of business on May 12, 2018 and not later than the close of business on April 12, 2018. However, if the date of the 2018 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2017 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2018 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

HOUSEHOLDING OF PROXY MATERIALS

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement unless we or one of our mailing agents have received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of this Proxy Statement was delivered, we will promptly deliver a separate copy of such document to the requesting stockholder. Written requests should be made to TerraForm Power, Inc., Investor Relations, 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814 and oral requests may be made by calling us at 240-762-7700.

Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and the Annual Report may request delivery of a single copy of such documents by writing to us at the address above or calling us at the telephone number above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 10, 2017

The Proxy Statement and the Annual Report are available on our website at http://www.terraformpower.com.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

By:	/s/ Sebastian Deschler
Name:	Sebastian Deschler
Title:	Senior Vice President, General
Counsel and Secretary

July 24, 2017

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E30680-P95768 TERRAFORM POWER, INC. 7550 WISCONSIN AVENUE, 9TH FLOOR BETHESDA, MARYLAND 20814 ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TERP17 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TERRAFORM POWER, INC. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017. 3. Advisory approval of the compensation paid to our named executive officers. 4. Advisory vote on the frequency of advisory votes on compensation paid to our named executive officers. The Board of Directors recommends you vote in favor of a 1 year frequency with respect to the following proposal: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Peter Blackmore 02) Hanif “Wally” Dahya 03) Christopher Compton 04) Christian S. Fong 05) John F. Stark 06) David Pauker 07) Kerri L. Fox 08) Edward “Ned” Hall 09) Marc S. Rosenberg 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. V.1.2 ! ! ! ! ! ! ! For Against Abstain ! ! ! For Against Abstain 1 Year 2 Years 3 Years Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E30681-P95768 TERRAFORM POWER, INC. Annual Meeting of Stockholders August 10, 2017, 4:30 P.M. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Peter Blackmore, Rebecca Cranna and Sebastian Deschler, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TERRAFORM POWER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 P.M., Eastern Time, on August 10, 2017, at www.virtualshareholdermeeting.com/TERP17, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side V.1.2